Filed pursuant to Rule 424(b)(3)
Registration File No. 333-212200

PROSPECTUS

99,658,198 Shares

Nexeo Solutions, Inc.

Common Stock

The selling stockholders named in this prospectus may offer and sell from time to time up to 68,990,738 shares of our common stock covered by this prospectus. In addition, this prospectus relates to the issuance by us of up to 30,667,460 shares of our common stock covered by this prospectus, which includes (i) 5,654,960 shares of common stock that may be issued by the Company in the future to fund Deferred Cash Consideration (as defined herein) payable to Selling Equityholders (as defined herein) (the “Excess Shares”) and (ii) 25,012,500 shares of our common stock that are issuable upon the exercise of warrants issued in connection with our initial public offering exercisable for shares of our common stock at an exercise price of $5.75 per half share of our common stock (the “warrants”). We refer to our common stock that may be offered by us or the selling stockholders pursuant to this prospectus and any applicable prospectus supplement collectively as the “shares.”

We will not receive any proceeds from the sale of shares of common stock to be offered by the selling stockholders or by us pursuant to this prospectus, except with respect to amounts received by us due to the exercise of the warrants. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of shares pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 31.

Our common stock is traded on the NASDAQ Capital Market (“NASDAQ”) under the symbol “NXEO.” The closing bid price for our common stock on August 31, 2016, was $8.95 per share, as reported on NASDAQ.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 6.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”) and are subject to reduced public company reporting requirements. See “Risk Factors— The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 1, 2016.

Neither we nor the selling stockholders have authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of common stock offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is current only as of its date.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the selling stockholders may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus generally describes Nexeo Solutions, Inc. and our common stock. We and the selling stockholders may use the shelf registration statement to sell up to an aggregate of 99,658,198 shares of our common stock from time to time through any means described in the section entitled “Plan of Distribution.”

We will not receive any proceeds from the sale of shares of common stock to be offered by the selling stockholders or by us pursuant to this prospectus, except with respect to amounts received by us due to the exercise of the warrants. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of shares pursuant to this prospectus.  We and the selling stockholders, as applicable, will deliver a prospectus supplement with this prospectus, to the extent appropriate, to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

No offer of these securities will be made in any jurisdiction where the offer is not permitted.

Unless the context indicates otherwise, the terms “Nexeo,” “Company,” “we,” “us” and “our” refer to Nexeo Solutions, Inc., a Delaware corporation. References in this prospectus to the “Business Combination” refer to our acquisition of Nexeo Solutions Holdings, LLC, a Delaware limited liability company (“Nexeo Holdings”), a transaction which was consummated on June 9, 2016.  For more information regarding the Business Combination and the transaction consummated in connection therewith, please read “Selling Stockholders—Transactions Related to the Business Combination.”

In connection with the Business Combination, Nexeo Holdings was deemed to be the accounting predecessor of the combined company (the “Predecessor”). Additionally, the Company changed its fiscal year end from December 31 to September 30, which coincides with the historical fiscal year end of Nexeo Holdings. Except as otherwise specifically provided, historical financial and operating information presented herein reflects the financial and operating results of Nexeo Holdings.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 (the “PSLRA”) codified at Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This statement is included for purposes of complying with the safe harbor provisions of the PSLRA. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical fact. These statements may be identified, without limitation, by the use of forward-looking terminology such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “may,” “will,” “could,” “would” and similar words or expressions. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties, and we urge you not to place undue reliance on any forward-looking statements, which reflect management’s current expectations and assumptions about future events, and which are based on currently available information as to the timing and outcome of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described or incorporated by reference under the heading “Risk Factors.”

Each of the forward-looking statements included in or incorporated by reference into this prospectus speaks only as of the date on which that statement is made. We expressly disclaim any obligation to update or revise any forward-looking statement, all of which are expressly qualified in their entirety by this cautionary statement, whether as a result of new information, future events or otherwise. Historical results are not necessarily indicative of the results expected for any future period.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors and cautionary language discussed or incorporated by reference in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in our forward-looking statements, including among other things:

•                  the benefits of the Business Combination;

•                  our future financial performance;

•                  changes in the markets in which we compete;

•                  our ability to grow and manage profitability; maintain relationships with suppliers; obtain adequate supply of products and retain our key employees;

•                  our ability to enter into alliances and complete acquisitions of other businesses;

•                  the outcome of any known and unknown litigation; and

•                  other statements preceded by, followed by or that include the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “may,” “will,” “could,” “would” or similar words and expressions.

These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause our actual results, performance, or achievements to differ materially from any expected future results, performance, or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These risks and uncertainties include, but are not limited to:

•                  the ability to maintain the listing of our common stock on NASDAQ;

•                  the risk that the Business Combination will disrupt plans and operations;

•                  the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability to integrate the business of Nexeo Holdings, and the ability of the business to grow and manage growth profitably;

•                  costs related to the Business Combination;

•                  changes in applicable laws or regulations;

•                  the inability to profitably expand into new markets;

•                  the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

•                  other risks and uncertainties indicated in this prospectus, including those under “Risk Factors.”

THE OFFERING

Issuer	Nexeo Solutions, Inc.

Shares of common stock offered by the selling stockholders	68,990,738 shares, including 12,506,250 Founder Shares.

Shares issuable upon exercise of warrants	25,012,500 shares.

Shares of common stock issuable by us in the future to fund Deferred Cash Consideration payable to Selling Equityholders	5,654,960 shares.

Common stock (including Founder Shares) outstanding prior to (i) any resale or exercise of warrants and (ii) any issuance by us of shares to fund Deferred Cash Consideration payable to Selling Equityholders

89,286,936 shares.

Use of proceeds

All of the shares of common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $287,643,750 from the exercise of warrants, assuming the exercise in full of all the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes. Cash proceeds, if any, received from the sale of any Excess Shares will be used to fund the Deferred Cash Consideration to the Selling Equityholders as described in “Selling Stockholders— Material Relationships with Selling Stockholders.

Transfer Restrictions

For six months following the completion of the Business Combination, none of certain investment funds affiliated with TPG Capital, L.P. (“TPG”), WL Ross Sponsor, LLC (“WLRS,” and together with TPG, the “Sponsors”) or their respective affiliates may transfer any shares of common stock (including Founder Shares) without the prior written consent of the Sponsors. Until the earlier to occur of (i) eighteen months following the completion of the Business Combination or (ii) the date on which the Sponsors, collectively, no longer continue to beneficially own at least fifty (50%) of the number of shares owned by the Sponsors immediately following the completion of the Business Combination, none of TPG, WLRS or their respective affiliates may transfer shares of common stock (including Founder Shares) without the prior written consent of the Sponsors; provided that such prohibition will not apply to, among others, transfers to certain permitted transferees, transfers pursuant to the exercise of tag-along rights, pursuant to an underwritten offering or as required by law.

Until 180 days following the completion of the Business Combination, First Pacific Advisors, LLC and its affiliates (“FPA”) may not transfer any shares of common stock (including Founder Shares).

Other than 30,000 Founder Shares that are beneficially owned by certain of our former and current directors (the “Director Founder Shares”), none of the Founder Shares registered hereby may be transferred pursuant to this registration statement prior to the Earnout Trigger (as defined in “Description of Capital Stock—Founder Shares”).

None of the Director Founder Shares registered hereby may be transferred pursuant to this registration statement prior to the Director Founder Share Transfer Trigger (as defined in “Description of Capital Stock—Founder Shares”).

Market for our common stock	Our shares of common stock are currently listed on NASDAQ.

NASDAQ Ticker Symbol	“NXEO.”

Risk Factors

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 6 of this prospectus.

INFORMATION ABOUT THE COMPANY

Overview

We are a global distributor of chemicals products in North America and Asia, and plastics products in North America, Europe, the Middle East and Africa (“EMEA”) and Asia. In connection with the distribution of chemicals products, we provide value-added services such as custom blending, packaging and re-packaging, private-label manufacturing and product testing in the form of chemicals analysis, product performance analysis and product development. We also provide environmental services, including waste collection, recovery, recycling and the arrangement for disposal in North America, primarily the United States, through our Environmental Services line of business. We are organized into three lines of business (or operating segments): Chemicals, Plastics and Environmental Services. While we continue to occasionally distribute certain composites products in Asia, after the sale of our North American composites operations, these sales have been minimal, and therefore, they are no longer identified as a separate line of business. During fiscal year 2015, we distributed approximately 23,000 products to over 80 countries for approximately 1,300 suppliers, reaching approximately 27,500 customers.

We distribute our broad product portfolio through a supply chain consisting of approximately 170 owned, leased or third-party warehouses, rail terminals and tank terminals globally with a private fleet of over 1,000 units, including tractors and trailers, primarily in North America. We currently employ approximately 2,550 individuals globally. At September 30, 2015, we had approximately 500 sales professionals situated in North America, EMEA and Asia, including technical support, field managers and strategic account managers to assist our customers in the selection and application of commodity and specialty products for their end products and processes.

History

We were formed in Delaware on March 24, 2014, under the name WL Ross Holding Corp. (“WL Ross”), as a “blank check company” for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On June 9, 2016, we consummated the previously announced Business Combination pursuant to the Agreement and Plan of Merger, dated as of March 21, 2016, as it may be amended from time to time, by and among WL Ross, Neon Acquisition Company LLC, Neon Holding Company LLC, Nexeo Holdings, TPG Accolade Delaware, L.P. and Nexeo Holdco, LLC (“Holdco”) (the “Merger Agreement”). The Merger Agreement provided for our acquisition of the business of Nexeo Holdings. In connection with the closing of the Business Combination, we changed our name from “WL Ross Holding Corp.” to “Nexeo Solutions, Inc.” For more information regarding the Business Combination and the transaction consummated in connection therewith, please read “Selling Stockholders—Transactions Related to the Business Combination.”

Company Information

Our principal executive offices are located at 3 Waterway Square Place, Suite 1000, The Woodlands, Texas 77380, and our telephone number is (281) 297-0700. Our website is www.nexeosolutions.com. The information found on our website is not part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our securities, you should also refer to the other information contained in or incorporated by reference into this prospectus.

Risks Related to Our Business and Industry

We face competition from other companies, which places downward pressure on prices and profitability.

We operate in highly competitive markets and compete against a large number of domestic and foreign companies. Competitiveness is based on several key criteria, including product performance and quality, product price, product availability, product handling and storage capabilities, the ability to understand customer product development processes and respond to their needs, delivery capabilities and customer service, including technical support. In addition, competitors’ pricing decisions could compel us to decrease our prices, which could negatively affect our profitability. Furthermore, producers sometimes elect to distribute their products directly to end-user customers, rather than rely on third-party distributors like us. While we do not believe that our results depend materially on access to any individual producer’s products, a significant increase in the number of suppliers electing to serve customers directly could result in less revenue and gross profit for us either due to competitive pressure from suppliers or products becoming unavailable to us or both.

Certain competitors are significantly larger than us and may have greater financial resources. As a result, these competitors may be better able to withstand changes in market and industry conditions, including changes in the prices of raw materials and general economic conditions.

The prices of the products we purchase and sell are volatile.

Rising or otherwise volatile raw material prices for our suppliers, especially those of hydrocarbon derivatives, may cause costs to increase or may result in volatility in our profitability. Also, costs associated with the distribution of our products fluctuate in accordance with fuel and other transport-related costs. Our ability to pass on increases in our costs to our customers is dependent upon market conditions, such as the presence of competitors in particular geographic and product markets and of the prevailing pricing mechanisms in customer contracts.

Many of our products are commodities or include significant commodity content; however, we have no control over the changing market value of the commodities. For example, excess supplies or changes in demand of crude oil-based and/or natural gas-based feedstocks may cause base commodity chemical product prices to fall. This could subsequently result in a drop in prices for propylene and ethylene-based plastics product prices to fall. We also typically maintain significant inventories of the products we sell in order to meet our customers’ service level requirements. Declining prices, particularly rapid declines like those that occurred at times during fiscal year 2015, typically cause customers to reduce inventories and wait for lower prices in anticipation of continued falling prices. Additionally, rapidly declining prices can cause our inventory value to be higher than market and subject us to impairment charges. As a result of these factors, we are subject to price risk with respect to our product inventories. We use an enterprise resource planning, which we refer to in this section as “ERP”, system to forecast customer demand based on historical practices and collaborate with customers to enhance the accuracy of these forecasts; however, significant unanticipated changes in market conditions can affect future product demand, which could materially and adversely affect the value of our inventory. If we overestimate demand and purchase too much of a particular product when customers are reducing/minimizing their purchases, we face a risk that the price of that product will fall, leaving us with inventory that we cannot profitably sell. As a result, our sales volumes and gross profit may decline.

If we underestimate demand and do not purchase sufficient quantities of a particular product and prices of that product rise, we could be forced to purchase that product at a higher price in order to satisfy customer demand for that product, but we may not be able to increase pricing to our customers resulting in reduced profitability. In addition, if our forecasts are below actual market demand, or if market demand increases significantly beyond our forecasts, then we may not be able to satisfy customer product needs, which may cause our customers to purchase their products from our competitors and could result in a loss of market share.

Many of our contracts with suppliers and customers are terminable upon notice.

Our revenue stream is variable because it is primarily generated as customers place orders and customers may change their requirements or cancel their orders. We generally enter into framework agreements with customers and suppliers that set out volume and other performance expectations over the term of the contract, but purchases and sales of products are usually made by placing individual purchase orders based on customer demand or forecasts. Since many of our contracts with both suppliers and customers do not include firm obligations to buy or sell products or are otherwise terminable upon notice, we might in certain instances be unable to meet our customers’ orders, which could harm our business relationships and reputation and result in reduced profitability. In circumstances where customers terminate contracts or cancel orders, we may be unable to find alternative buyers for the materials we purchased and may be forced to hold such materials in inventory. Our gross profit could be negatively affected if suppliers or customers renegotiate contractual terms to our disadvantage. Additionally, while some of our relationships for the distribution and sale of specialty chemicals have exclusivity or preference provisions, we may be unable to enforce these provisions effectively for legal or business reasons.

We are affected by demand fluctuations and other developments in the broader economy, including any prolonged economic crisis.

Our businesses mainly service clients in North America, EMEA and Asia, specifically China, making us vulnerable to downturns in those economies. Our sales and gross profits could decline as a result of economic recessions, changes in industrial production processes or consumer preferences, significant episodes of inflation, fluctuations in interest and currency exchange rates, and changes in the fiscal or monetary policies of governments in North America, EMEA and Asia, specifically China.

General economic conditions and macroeconomic trends could also negatively affect the creditworthiness of our customers, which could increase our credit risk with respect to our trade receivables. Similarly, volatility and disruption in financial markets could limit our customers’ ability to obtain financing necessary to maintain or expand their own operations, thereby reducing demand for our products.

Disruptions in the supply of or an inability to supply the products that we distribute could result in a loss of customers or damage to our reputation.

Our business depends on access to adequate supplies of the products that our customers purchase from us. From time to time, we may be unable to access adequate quantities of certain products because of supply disruptions due to natural disasters, extreme weather, industrial accidents, scheduled and unscheduled production outages, high demand leading to allocation, port closures and other transportation disruptions and other circumstances beyond our control. These types of events could negatively affect our results of operations.

We purchase certain products and raw materials from suppliers, often pursuant to written supply contracts. If those suppliers are unable to fulfill our orders in a timely manner or choose to terminate or otherwise avoid contractual arrangements, we may not be able to obtain the products from alternate sources. The loss of one or more significant suppliers or a supplier of certain key products, or a significant change in the business strategies of our suppliers could disrupt our supply of the products our customers purchase from us. If we are unable to obtain and retain qualified suppliers under commercially acceptable terms, our ability to deliver products in a timely, competitive and profitable manner could be adversely affected.

Additionally, domestic and global government regulations related to the manufacture or transport of certain products may impede our ability to obtain those products on commercially reasonable terms.

If for any reason we experience widespread, systemic difficulties in filling our customers’ orders, we face the risk of customer dissatisfaction, possible loss of customers, damage to our reputation, or paying a supplier a higher price in order to obtain the needed products on short notice, any of which could result in loss of revenues and lower profitability.

We are exposed to fluctuations in foreign exchange rates.

A portion of our sales and costs of sales are denominated in currencies other than the functional currency of our subsidiaries, exposing us to currency transaction risk. Additionally, because we report our consolidated results in U.S. dollars, the results of operations and the financial position of our local international operations, which are generally reported in the relevant local currencies, are then translated into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements, exposing us to currency translation risk. Consequently, any change in exchange rates between our foreign operations’ functional currencies and the U.S. dollar will affect our consolidated statements of operations and balance sheets when the results of those operating companies are translated into U.S. dollars for reporting purposes. For example, during fiscal year 2015, our most significant currency exposures were to the Euro, the CAD and the RMB. Our results of operations were negatively impacted due to this exposure. The exchange rates between these and other foreign currencies and the U.S. dollar may fluctuate substantially, and these fluctuations may have an adverse effect on our results of operations in future periods.

We require significant working capital.

We have significant working capital needs, as the nature of our business requires us to purchase and maintain inventories that enable us to fulfill customer demand. In addition, we extend a significant amount of trade credit to our customers to purchase our products. Increases in the price of the products we purchase from suppliers or our selling prices to customers could result in increased working capital needs, as it is more expensive to maintain inventories and extend trade credit, which could adversely affect our liquidity and cash flows. We historically finance our working capital needs through cash flows from operations and borrowings under our asset based revolving credit facility. If we are unable to finance our working capital needs on the same or more favorable terms going forward, or if our working capital requirements increase and we are unable to finance the increase, we may not be able to purchase the products required by our customers or extend them the credit they require to purchase our products, which could result in a loss of sales.

We depend on transportation and storage assets, some of which we do not own, in order to store and deliver products to our customers.

Although we maintain a significant portfolio of owned and leased transportation assets in North America, including trucks, tankers, railcars, barges and trailers, we also rely on transportation provided by third parties, such as common carriers, to deliver products to our customers. For the fiscal year ended September 30, 2015, common carriers account for 37.3% of deliveries from our North American warehouses. For the fiscal year ended September 30, 2015, we leased 11 of our 53 distribution facilities and operated through more than 100 third-party operated warehouses. In addition, in EMEA and Asia, we operated almost exclusively through third-party operated warehouses for the fiscal year ended September 30, 2015.

Our access to third-party transportation and storage is not guaranteed, and we may be unable to transport or store products at economically attractive rates or at all in certain circumstances, particularly in cases of adverse market conditions, such as shortages in transportation or storage capacity or disruptions to transportation infrastructure. We could also be subject to increased costs associated with transportation and storage that we may not always be able to recover from our customers, including fluctuating fuel prices, labor shortages and unexpected increases in the charges imposed by common carriers and other third parties involved in transportation. Strikes or other service interruptions by third-party transporters could also cause our operating expenses to rise and adversely affect our ability to deliver products on a timely basis. Any condition which results in our inability to store and deliver products to our customers for a prolonged period of time or our failure to deliver products in a timely manner, could harm our business relationships, reputation and brand and render portions of our business unprofitable.

We rely on the proper functioning of our computer and data processing systems, and a large-scale malfunction could result in disruptions to our business.

We use an integrated ERP system to manage complexity across our supply chain by processing transactions and financial data in real-time, including ordering, purchasing, inventory management and delivery information. The proper functioning of our ERP platform and related IT systems is critical to the successful operation of our business and the implementation of our business strategies. Computer and data processing systems are susceptible to malfunctions and disruptions, including due to equipment damage, power outages, computer viruses and a range of other hardware, software and network problems. We cannot guarantee that we will not experience any malfunctions or disruptions in the future. A significant or large-scale malfunction or interruption of our computer or data processing systems could adversely affect our ability to keep our operations running effectively, including our ability to process orders, properly forecast customer demand, receive and ship products, maintain inventories, collect account receivables and pay expenses, which could materially adversely affect our business, financial condition, cash flows or results of operations.

We may be unable to identify, purchase or integrate desirable acquisition targets. Future acquisitions may not be successful and we may not realize the anticipated cost savings, revenue enhancements or other synergies from such acquisition.

We plan to investigate and acquire strategic businesses with the potential to be accretive to earnings, increase our market penetration, strengthen our market position or enhance our existing product offerings. There can be no assurance that we will identify or successfully complete transactions with suitable acquisition candidates in the future. A failure to identify and acquire desirable acquisition targets may slow our growth.

Additionally, if we were to undertake a substantial acquisition, the acquisition would likely need to be financed in part through additional financing from banks, through public offerings or private placements of debt or equity securities or through other arrangements. There can be no assurance that the necessary acquisition financing would be available to us on acceptable terms if and when required.

There also can be no assurance that any already completed acquisitions will be successful. We could have difficulty integrating the operations, systems, management and other personnel, technology and internal controls of a new acquisition with our own. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Matters related to integration may also delay and/or jeopardize strategic initiatives in place to enhance profitability. We may also experience an adverse impact on our operations and revenues if acquisition or integration activities disrupt key customer and supplier relationships or if we fail to retain, motivate and integrate key management and other employees of acquired businesses. Even if we are able to integrate successfully, we may not be able to realize the potential cost savings, synergies and revenue enhancements that were anticipated from any acquisition, either in the amount or within the time frame that we expected, and the costs of achieving these benefits may be higher than, and the timing may differ from, what we expected. Furthermore, the entities that we acquire in the future may not maintain effective systems of internal controls, or we may encounter difficulties integrating our system of internal controls with those of acquired entities, which could prevent us from meeting our reporting obligations.

In connection with any acquisitions, we may acquire liabilities that may not adequately be covered by insurance or an enforceable indemnity or similar agreement from a creditworthy counterparty. Additionally, fees and expenses incurred in connection with any acquisitions, including the Business Combination, could be material. As a result, we may be responsible for significant out-of-pocket expenditures and these fees and liabilities, if they materialize, could have a material adverse effect on our business, financial condition, cash flows and results of operations.

The service of key employees or inability to attract new key employees could adversely affect our business.

We may have difficulty locating, hiring and retaining qualified and experienced employees, including managerial, sales, sourcing and technical support personnel. This could have an adverse effect on our ability to operate and grow our business. Additionally, the loss of employees who manage key customer and supplier relationships or key products could negatively affect our ability to sell and support our business effectively, which could negatively impact our results of operations. This could be particularly true in certain foreign jurisdictions or with recent acquisitions where legacy relationships are important to the viability of our business.

We may fail to extend or renegotiate our collective bargaining agreements with our labor unions as they expire from time to time, and disputes with our labor unions may arise or our unionized employees may engage in a strike or other work stoppage.

As of September 30, 2015, approximately 148 of our 2,000 employees in the United States were represented by unions in six locations and seven separate bargaining units. Five of the local unions are affiliated with the International Brotherhood of Teamsters and two are affiliated with the United Steelworkers. We have been unable to finalize a collective bargaining agreement with one of the seven local unions following the Ashland Distribution Acquisition.

In April and November 2011, two local unions each filed an unfair labor practice charge against Nexeo Holdings with the National Labor Relations Board, which we refer to as “NLRB,” alleging that Nexeo Holdings should be considered a successor of Ashland Inc. (“Ashland”) and, as such, Nexeo Holdings was obligated to bargain to agreement or impasse with the unions before changing the employment terms that were in effect before commencing operations, including continuing to cover employees under the union-affiliated multi-employer pension plans in which the employees participated as employees of the global distribution business that Nexeo acquired Ashland (the “Distribution Business”). In November 2011, the NLRB filed a complaint against Nexeo Holdings with respect to both cases, and on June 28, 2012, the NLRB administrative law judge found substantially in Nexeo Holdings’ favor, holding that Nexeo Holdings was not obligated to continue to cover employees in the multi-employer pension plans. The matter is now before the NLRB for consideration. We have reached a settlement with one of the unions resulting in a collective bargaining agreement that resulted in dismissal of the case with respect to that local union. In the event the remaining case continues, we intend to vigorously challenge the allegations; however, no assurances can be given as to the outcome or that we will be able to finalize a collective bargaining agreement at all or on favorable terms. In addition, to the extent our other collective bargaining agreements have expired and have not been replaced, it is possible that the local unions, without no-strike clauses in place, may engage in work stoppages.

If we fail to extend or renegotiate our collective bargaining agreements, if disputes with our unions arise or if our unionized workers engage in a strike or other work stoppage, we could incur higher operation and labor costs or experience a significant disruption of operations.

Our employees in EMEA are represented by works councils or other labor organizations appointed pursuant to local law consisting of employee representatives who have rights to negotiate working terms and to receive notice of significant actions. These arrangements grant protections to employees and subject them to employment terms that are similar to collective bargaining agreements which may limit operational flexibility and increase operational expenses and labor costs.

Our balance sheet includes significant intangible assets, which could become impaired.

At September 30, 2015, our intangible assets totaled $485.1 million, including $373.7 million in goodwill resulting from the Ashland Distribution Acquisition in April 2011, the acquisition of Beijing Plaschem Trading Co., Ltd. in November 2012, the acquisition of Chemical Specialists and Development, Inc. (“CSD”) in December 2013 and the acquisition of Archway Sales, Inc. and substantially all of the assets of JACAAB, LLC in April 2014. We may also recognize additional goodwill and intangible assets in connection with future business acquisitions. Under U.S. Generally Accepted Accounting Principles, which we refer to as “GAAP,” we are required to evaluate goodwill for impairment at least annually. Although we have not had an impairment on these intangible assets, we cannot guarantee that no material impairment will occur, particularly in the event of a substantial deterioration in our future profitability prospects, either in our business as a whole or in a particular segment. If we determine that the carrying value of our long-lived assets, goodwill or intangible assets is less than their fair value, we may be required to record impairment charges in the future which may significantly impact our profitability. The determination of fair value is highly subjective and can produce significantly different results based on the assumptions used and methodologies employed.

Our substantial international operations subject it to risks of doing business in foreign countries.

For the fiscal year ended September 30, 2015, we sold products to customers located in over 80 different countries and generated 23.3% of total sales outside the United States. These sales may represent an even larger portion of our net sales in the future. Also, we currently operate through approximately 75 third party warehouses located outside the United States, including third party warehouses in China. Accordingly, our business is subject to risks related to the differing legal, political, social and regulatory requirements and economic conditions of many jurisdictions.

Legal and political risks are inherent in the operation of a company with our global scope. For example, it may be more difficult for us to enforce our agreements or collect receivables through foreign legal systems. In addition, the global nature of our business presents difficulties in hiring and maintaining a workforce in some countries and managing and administering an internationally dispersed business. In particular, the management of our personnel across several countries can present logistical challenges, including difficulties related to operating under different business cultures and languages.

Foreign countries may also impose additional withholding taxes or otherwise tax our foreign income, or adopt other restrictions on foreign trade or investment, including currency exchange controls. The imposition of tariffs is also a risk that could impair our financial performance.

There is a risk that foreign governments may nationalize private enterprises in countries where we operate. In some countries or regions, terrorist activities and the response to these activities may threaten our operations more than those in the United States and may result in limited operations, especially in the event of activities which may threaten the health and safety of our employees. Also, changes in general economic and political conditions in countries where we operate, particularly in emerging markets, are a risk to our financial performance.

There can be no assurance that the consequences of these and other factors relating to our multinational operations will not have an adverse effect on us.

We have significant operations in China and the laws and regulations applicable to our operations there are sometimes vague and uncertain. Any changes in such laws and regulations could materially adversely affect our business, financial condition, operating results and cash flows.

For the fiscal year ended September 30, 2015, Nexeo Plaschem (Shanghai) Co., Ltd’s operations contributed, in aggregate across all lines of business, $170.9 million in revenue. China’s legal system is a civil law system based on written statutes, where decided legal cases have little value as precedents, unlike the common law system prevalent in the United States. There are substantial uncertainties regarding the interpretation and application of China’s laws and regulations, including among others, the laws and regulations governing the conduct of business in China, or the enforcement and performance of arrangements with customers and suppliers in the event of death, bankruptcy or the imposition of statutory liens or criminal proceedings. The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because the laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation or enforcement of existing or new laws or regulations may have on our business in China. If the relevant authorities find that we are in violation of China’s laws or regulations, they would have broad discretion in dealing with such a violation, including levying fines or requiring that we discontinue any portion or all of our business in China.

The promulgation of new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect our business in China. There can be no assurance that a change in leadership, social or political disruption, or unforeseen circumstances affecting China’s political, economic or social life, will not affect China’s government’s ability to continue to support and pursue the promulgation of new laws and changes to existing laws, as described above. Such a shift in leadership, social or political disruption or unforeseen circumstances could have a material adverse effect on our business and prospects.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results.

We are required to comply with Section 404 of the Sarbanes-Oxley Act, which requires, among other things, that companies maintain disclosure controls and procedures to ensure timely disclosure of material information, and that management review the effectiveness of those controls on a quarterly basis. Effective internal controls are necessary for us to provide reliable financial reports and to help prevent fraud, and our management and other personnel devote a substantial amount of time to these compliance requirements. Moreover, these rules and regulations increased our legal and financial compliance costs and make some activities more time-consuming and costly. We cannot be certain that we will be able to maintain adequate controls over our financial processes and reporting in the future or that we will be able to comply with our obligations under Section 404 of the Sarbanes-Oxley Act. Section 404 of the Sarbanes-Oxley Act also requires us to evaluate annually the effectiveness of our internal controls over financial reporting as of the end of each fiscal year and to include a management report assessing the effectiveness of our internal controls over financial reporting in our Annual Report on Form 10-K. If we fail to maintain the adequacy of our internal controls, we cannot assure you that we will be able to conclude in the future that we have effective internal controls over financial reporting and/or we may encounter difficulties in implementing or improving our internal controls, which could harm our operating results or cause us to fail to meet our reporting obligations. If we fail to maintain effective internal controls, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC. Any such action could adversely affect our financial results and may also result in delayed filings with the SEC.

Our business could be negatively affected by security threats, including cybersecurity threats, and other disruptions.

We face various security threats, including cybersecurity threats to gain unauthorized access to sensitive information or to render data or systems unusable, threats to our facilities, threats from disgruntled employees and terrorist acts. The potential for such security threats subjects our operations to increased risks that could have a material adverse effect on our business. In particular, our implementation of various procedures and controls to monitor and mitigate security threats and to increase security for our information, facilities and infrastructure may result in increased capital and operating costs. Moreover, there can be no assurance that such procedures and controls will be sufficient to prevent security breaches from occurring. If any of these security breaches were to occur, they could lead to losses of sensitive information, critical infrastructure or capabilities essential to our operations and could have a material adverse effect on our reputation, financial position, results of operations or cash flows. Cybersecurity attacks in particular are becoming more sophisticated and include, but are not limited to, malicious software, attempts to gain unauthorized access to data (either directly or through our vendors) and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information and corruption of data. These events could damage our reputation and lead to financial losses from expenses related to remediation actions, loss of business or potential liability.

Attempts to expand our distribution services into new geographic markets may not achieve profitability for a period of time or at all.

We plan to expand our distribution services into new geographic markets, which will require us to make capital investments to extend and develop our distribution infrastructure. If we do not successfully add new distribution centers and routes, if we experience unanticipated costs or delays or if we experience competition in such markets that is greater than we expect, we may not achieve profitability in new regions for a period of time or at all.

Consolidation of our competitors in the markets in which we operate could place us at a competitive disadvantage and reduce our profitability.

We operate in an industry which is highly fragmented on a global scale, but in which there has been a trend toward consolidation in recent years. Consolidation of our competitors may jeopardize the strength of our position in one or more of the markets in which we operate and any advantages we currently have due to the comparative scale of our operations. Losing some of those advantages could adversely affect our business, financial condition, cash flows and results of operations, as well as our growth potential.

Our business is subject to many operational risks that can result in injury or loss of life, environmental damage, exposure to hazardous materials, and other events that could potentially lead to the interruption of our business operations and/or the incurrence of significant costs. Our insurance policies may not cover all losses, costs or liabilities that we may experience.

The operations in our Chemicals and Environmental Services lines of business, as well as our Composites line of business in the past, inherently involve the risk that chemical or composite products or hazardous substances could be released into the environment from our facilities or equipment, either through spills or other accidents. Many of the chemical and composites products we handle, or have handled in the past, are potentially dangerous, and could present the risk of fires, explosions, exposure to hazardous materials and other hazards that could cause property damage or personal injury. Responding to the occurrence of any such incidents could cause us to incur potentially material expenditures related to response actions, government penalties, natural resource damages, business interruption and third-party injury or property damage claims.

While we utilize extensive safety procedures and protocols in the operation of our businesses, there are risks inherent to the chemical distribution and environmental services industries. These relate primarily to the storage, handling, transportation and disposal of chemicals and other hazardous substances, which are subject to operational hazards and unforeseen interruptions caused by events beyond our control. These risks include, but are not limited to, accidents, explosions, fires, breakdowns in equipment or processes, acts of terrorism and severe weather. These events can result in injury or loss of life, environmental damage, exposure to hazardous materials and other events that could potentially lead to the interruption of our business operations and/or the incurrence of significant costs. In addition, the handling of chemicals has the potential for serious impacts on human health and the environment from such events as chemical spills, exposures and unintentional discharges or releases of toxic or hazardous substances or gases.

Although we cover our operational risks with insurance policies in certain instances and to the extent our management deems appropriate, these policies are subject to customary exclusions, deductibles and coverage limits that we believe are in accordance with industry standards and practices. We are not insured against all risks, however, and we cannot guarantee that we will not incur losses beyond the policy limits or outside the coverage of our insurance policies. Moreover, from time to time, various types of insurance for companies involved in chemical distribution and environmental services have not been available on commercially acceptable terms or, in some cases, available at all. There can be no assurance that we will be able to maintain adequate insurance coverage in the future, that premiums, which have increased significantly in the last several years, will not continue to increase in the future, or that we will not be subject to liabilities in excess of available insurance.

Accidents, environmental damage, misuse of our products, adverse health effects or other harm related to hazardous materials that we carry or store could result in damage to our reputation and substantial remediation obligations.

Our business depends to a significant extent on our customers’ and suppliers’ trust in our reputation for quality, safety, reliability and environmental responsibility. Actual or alleged instances of safety deficiencies, inferior product quality, exposure to hazardous materials resulting in illness, injury or other harm to persons or property, environmental damage caused by us or our products, as well as misuse or misappropriation of our products, such as for terrorist activities or in the processing of illegal drugs, could damage our reputation and result in the loss of customers or suppliers. There can be no assurance that we will not incur such problems in the course of our operations. Also, there may be safety, personal injury or other environmental risks related to our products which are not known today. Any of the foregoing events, outcomes or allegations could also subject us to legal claims, and we could incur substantial legal fees and other costs in defending such legal claims.

Accidents or other incidents alleged to have taken place at our facilities, while a product is in transit, in a product’s end use application or otherwise involving our personnel or operations could also expose us to substantial liabilities and have a material adverse effect on our business, financial condition, cash flows and results of operations. Because many of the products we handle are potentially dangerous, we face the ongoing risk of explosions, fires, unintended releases and other hazards that may cause property damage, physical injury, illness or death. As an example, on November 16, 2012, our facility in Garland, Texas experienced a fire, which primarily affected the bulk loading rack terminal, an adjacent warehouse and certain storage tanks that service our Chemicals line of business. As a result of this event, we temporarily operated out of other facilities and incurred certain additional costs.

There can be no assurance that these types of events will not occur again in the future. If these events occur, whether through our own fault, the fault of a third party, pre-existing conditions at our facilities or among our fleet, natural disaster or other event outside our control, our reputation could be significantly damaged. We could also become responsible, through the application of environmental or other laws or by court order, for substantial monetary damages, costly investigation or remediation obligations and various fines or penalties, which may include liabilities arising from third-party lawsuits or environmental clean-up obligations. The amount of any costs we may incur under such circumstances could substantially exceed any insurance we have to cover those losses.

Our business exposes us to potential product liability claims and recalls, which could adversely affect our financial condition and performance.

We are a distributor of products that third-party manufacturers produce. We also sell a limited number of products directly to retail stores. Accordingly, our business involves an inherent risk of exposure to product liability claims, product recalls, product seizures and related adverse publicity. A product liability claim or judgment against us could also result in substantial and unexpected expenditures, affect consumer or customer confidence in our products, and divert management’s attention from other responsibilities. We generally extend to our customers the warranties provided to us by our suppliers and, accordingly, the majority of our warranty obligations to customers are intended to be covered by corresponding supplier warranties. However, there can be no assurance that our suppliers will continue to provide such warranties to us in the future, that warranty obligations to our customers will be covered by corresponding warranties from our suppliers or that our suppliers will be able to financially provide protection. Although we maintain liability insurance, there can be no assurance that this type or the level of coverage is adequate or that we will be able to continue to maintain our existing insurance or obtain comparable insurance at a reasonable cost, if at all. A product recall or a partially or completely uninsured judgment against us could have a material adverse effect on our business, financial condition, cash flows or results of operations.

We may incur significant costs and liabilities in the future resulting from new or existing environmental or safety laws or regulations or an accidental release of wastes or other materials into the environment.

Our Chemicals line of business, as well as our Composites line of business in the past, involve the storage and distribution of various chemicals, solvents, additives, resins and catalysts to various end markets. Our Environmental Services line of business involves the collection, recovery, recycling and disposal of hazardous and non-hazardous materials. All of these lines of business, and to a lesser extent our Plastics line of business, are subject to increasingly stringent federal, state, local and foreign laws and regulations associated with protection of the environment. These laws and regulations govern such matters as the handling, storage and transportation of chemicals and composites, releases of pollutants into the air, soil, and water disposal of hazardous and non-hazardous wastes, remediation of contaminated sites, protection of workers from exposure to hazardous substances, and public disclosure of information regarding environmental and safety hazards. Our failure to comply with any environmental and safety laws or regulations could result in the assessment of administrative, civil or criminal penalties the imposition of investigatory or remediation liabilities and the issuance of injunctive relief, which could subject us to additional operational costs and constraints. Each of these outcomes could have an adverse effect on our business, financial condition, cash flows or results of operations.

Environmental and safety laws and regulations are subject to frequent modification, and recent trends indicate a movement towards increasingly stringent environmental and safety requirements. As a result, we may be required to make substantial expenditures to comply with future environmental and safety laws and regulations, and such expenditures could have an adverse effect on our business, financial condition, cash flows or results of operations. For example, the Environmental Protection Agency has undertaken efforts to increase its regulation of toxic substances under the Toxic Substances Control Act of 1976. New or increased governmental restrictions on the transportation, use or disposal of certain chemicals, both domestically and abroad, could also reduce demand for our products, adversely affecting our operations.

We are relying upon the creditworthiness of Ashland, which is indemnifying Nexeo Holdings for certain liabilities associated with the Distribution Business. To the extent Ashland is unable (or unwilling) to satisfy its obligations to us, we may have no recourse under the purchase agreement and will bear the risk of the liabilities associated with the Distribution Business.

Under the purchase agreement for the Ashland Distribution Acquisition, Ashland has agreed to indemnify Nexeo Holdings and its affiliates from any and all claims and losses actually suffered or incurred by it or its affiliates arising out of or relating to the breach of Ashland’s representations, warranties, covenants or agreements contained in the purchase agreement or any retained liability of Ashland. Ashland’s indemnification obligations resulting from its breach of any representation, warranty or covenant related to environmental matters (other than for liabilities relating to taxes or the breach of any fundamental representation or warranty) are generally limited by an individual claim threshold of $0.2 million, an aggregate claim deductible of $18.6 million and a ceiling of $93.0 million. Subject to the limitations described below, Ashland has also agreed to retain all known environmental liabilities, which we refer to as “Retained Specified Remediation Liabilities”, and all other environmental remediation liabilities arising prior to the closing date of the Ashland Distribution Acquisition for which Ashland receives notice prior to the fifth anniversary of the closing date of the Ashland Distribution Acquisition, which we refer to as “Other Retained Remediation Liabilities” and, collectively, as “Retained Remediation Liabilities”. The purchase agreement also provides that Ashland retains all litigation liabilities arising prior to the closing date of the Ashland Distribution Acquisition of which Ashland receives notice prior to the fifth anniversary of the closing date of the Ashland Distribution Acquisition, which we refer to as “Retained Litigation Liabilities”.

Ashland’s indemnification obligations for any Other Retained Remediation Liabilities incurred by Nexeo Holdings are subject to an individual claim threshold of $0.2 million and an aggregate claim deductible of $5.0 million. Ashland’s indemnification obligation for the Retained Remediation Liabilities (in each case other than any such liabilities relating to off-site locations) is subject to an aggregate ceiling of $75.0 million. Ashland’s indemnification obligations resulting from or relating to the breach of Ashland’s representations, warranties and covenants contained in the purchase agreement (other than for liabilities relating to taxes or the breach of any fundamental representation or warranty) or any Retained Specified Remediation Liabilities, Other Retained Remediation Liabilities or Retained Litigation Liabilities are subject to an aggregate ceiling of $139.5 million, and Ashland’s total indemnification obligations under the purchase agreement (other than for liabilities relating to taxes or any retained indebtedness) are subject to an aggregate ceiling in the amount of the purchase price for the Distribution Business net assets.

Several of our facilities are currently undergoing active remediation for impacts to soil and groundwater. Under Nexeo’s purchase agreement with Ashland, Ashland has retained liability for all remediation obligations related to its ownership and operation of the transferred assets before the closing date of the Ashland Distribution Acquisition and will indemnify it for any losses associated with these liabilities, subject to some limitations. To date, Nexeo Holdings has not incurred any such costs. Ashland will not indemnify it, however, for any environmental conditions arising from its own ownership and operation of the transferred assets after the closing date of the Ashland Distribution Acquisition. We may also discover new or previously unknown contamination for which it may not be indemnified by Ashland. In those cases and in situations where Ashland is unable or unwilling to fulfill its indemnification obligations to it, we may be responsible for substantial remediation costs.

In the purchase agreement for the Ashland Distribution Acquisition, Ashland agreed to retain all known environmental remediation liabilities and all other environmental liabilities arising prior to the closing date of March 31, 2011 of which Ashland received written notice prior to the fifth anniversary of such closing date. Because Ashland agreed to indemnify Nexeo Holdings for Retained Specified Remediation Liabilities and Other Retained Remediation Liabilities (as such terms are defined herein), we do not currently have any environmental or remediation reserves associated with these specific liabilities; however, if we were to incur expenses related to the Other Retained Remediation Liabilities, we would be responsible for the first $5.0 million in aggregate expenses relating thereto prior to the receipt of any indemnification from Ashland. In addition, if any Retained Specified Remediation Liability ultimately exceeds the liability ceilings described above, we would be responsible for such excess amounts. In either of these scenarios, we would be required to take an appropriate environmental or remediation reserve. In addition, Ashland’s indemnification obligations under the Ashland Distribution Acquisition purchase agreement terminated as of the fifth anniversary of the closing (March 31, 2016), other than for Retained Specified Remediation Liabilities and for Other Retained Remediation liabilities reported to Ashland prior to the fifth anniversary of the closing for which Ashland retains liability pursuant to the Ashland Distribution Acquisition purchase agreement. As a result, any environmental remediation liabilities reported to the Company after the fifth anniversary of the closing and not arising out of a Retained Remediation Liability will be liabilities of the Company.

We evaluate on a regular basis the need to establish such reserves and may incur significant remediation liabilities in the future.

To the extent Ashland is unable or unwilling to satisfy its obligations to Nexeo Holdings, we may have no recourse under the purchase agreement and will bear the risk of the pre-closing liabilities associated with the Distribution Business, including certain known environmental liabilities.

We are exposed to ongoing litigation and other legal and regulatory actions and risks in the course of our business, and we could incur significant liabilities and substantial legal fees.

We are subject to the risk of litigation, other legal claims and proceedings and regulatory enforcement actions in the ordinary course of our business. The outcomes of these proceedings cannot be predicted with certainty. In addition, we cannot guarantee that the results of current and future legal proceedings will not materially harm our business, reputation or brand, nor can we guarantee that we will not incur losses in connection with current or future legal proceedings that exceed any provisions we may have set aside in respect of such proceedings. Many of the products we sell can cause liabilities to arise many years after their sale and use. Insurance purchased at the time of sale may not be available when costs arise in the future, and suppliers may no longer be available to provide indemnification. There can be no assurance that we will not incur legal or regulatory cost that could result in a material impact on our business, financial condition, cash flows or results of operations in the future.

We may be subject to personal injury claims related to exposure to hazardous materials and asbestos.

Our Chemicals and Environmental Services lines of business involve the storage, transportation and handling of hazardous materials, including chemicals and wastes. The nature of these operations could subject us to personal injury claims from individuals or classes of individuals related to exposure to such materials. We may also be subject to personal injury claims related to exposure to asbestos. Although we do not manufacture or distribute any products containing asbestos, asbestos-containing building materials have been identified at some of our facilities; these materials could present an exposure risk if improperly handled. Under our purchase agreement with Ashland, Ashland has retained liability for all personal injury claims related to its ownership and operation of the transferred assets before the closing date of the Ashland Distribution Acquisition and will indemnify us for any losses associated with these liabilities, subject to some limitations. Ashland will not indemnify us, however, for any personal injury claims arising from our own ownership and operation of the transferred assets after the closing date of the Ashland Distribution Acquisition, nor will Ashland indemnify us for any claims related to the removal or abatement of asbestos-containing materials. There can be no assurance that we will not incur any of these claims that could result in a material impact on our business, financial condition, cash flows or results of operations in the future.

Our international sales and operations require access to international markets and are subject to applicable laws relating to trade, export and import controls and economic sanctions, the violation of which could adversely affect our operations.

We must comply with foreign laws relating to trade, export and import controls and economic sanctions. We may not be aware of all of such laws for the markets in which we do business, which subjects us to the risk of potential violations. Non-compliance could result in the loss of authorizations and licenses to conduct business in these countries or civil or criminal penalties. We must also comply with all applicable export and import laws and regulations of the United States and other countries. Such laws and regulations include, but are not limited to, the Export Administration Act, the Export Administration Regulations, the Arms Export Control Act and the International Traffic in Arms Regulations. The applicability of such laws and regulations generally is limited to “U.S. persons” (i.e., U.S. companies organized or registered to do business in the U.S. and to U.S. citizens, U.S. lawful permanent residents and other protected classes of individuals). However, these laws and regulations have certain extraterritorial effects in some instances, particularly with respect to the re-export of U.S.-origin equipment. We must comply with U.S. sanctions laws and regulations, which are primarily administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, as well as other U.S. government agencies. Transactions involving sanctioned countries, entities and persons are prohibited without U.S. government authorization (which will rarely be granted). The applicability of such sanctions laws and regulations generally is limited to U.S. persons. However, these sanctions laws and regulations have certain extraterritorial effect in some instances, particularly with respect to the re-export of U.S.-origin equipment. Moreover, U.S. sanctions against Cuba are specifically designed to cover foreign companies owned and controlled by U.S. companies and certain U.S. sanctions against Iran are designed to target foreign companies.

There can be no assurance that compliance with these laws and regulations will not have a material impact on our results of operations or cash flows in the future. Furthermore, while we have not experienced penalties from the violation of these laws that have materially impacted our results of operations or cash flows in any of the periods presented in this prospectus, violations of U.S. laws and regulations relating to trade, export and import controls and economic sanctions could result in significant civil and/or criminal penalties for our U.S. and foreign operations, including fines, onerous compliance requirements, prohibitions on exporting and importing, prohibitions on receiving government contracts or other government assistance and other trade-related restrictions. It should be noted that U.S. enforcement of such laws and regulations continues to increase, along with penalties for violations.

If we do not comply with the U.S. Foreign Corrupt Practices Act, we may become subject to monetary or criminal penalties.

The U.S. Foreign Corrupt Practices Act, which we refer to as “FCPA”, generally prohibits companies and their intermediaries from bribing foreign officials for the purpose of obtaining or keeping business. We currently take precautions to comply with this law. However, these precautions may not protect us against liability, particularly as a result of actions that may be taken in the future by agents and other intermediaries through whom we has exposure under the FCPA even though we may have limited or no ability to control such persons. Additionally, we have operations in certain countries, including Mexico, Russia and China, where strict compliance with the FCPA may conflict with local customs and practices. There can be no assurance that we will not be subject to penalties that might materially impact our business, financial condition, cash flows or results of operations in the future. Our competitors include foreign entities not subject to the FCPA, and hence we may be at a competitive disadvantage.

Risks Related to Our Securities

The Sponsors have significant influence over us, which could limit your ability to influence the outcome of key transactions, including a change of control.

Immediately following the completion of the Business Combination, the Sponsors (and their affiliates) beneficially owned approximately 45% of our outstanding common stock. Because of the degree of concentration of voting power, your ability to elect members of our board of directors (the “Board”) and influence our business and affairs, including any determinations with respect to mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, the repurchase or redemption of common stock and the payment of dividends, may be diminished.

Our stock price could be extremely volatile, and, as a result, you may not be able to resell your shares at or above the price you paid for them.

In recent years the stock market in general has been highly volatile. As a result, the market price and trading volume of our common stock is likely to be similarly volatile, and investors in our common stock may experience a decrease, which could be substantial, in the value of their stock, including decreases unrelated to our results of operations or prospects, and could lose part or all of their investment. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including those described elsewhere in this prospectus and others such as:

•                                          actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•                                          changes in the market’s expectations about our operating results; success of competitors;

•                                          our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•                                          changes in financial estimates and recommendations by securities analysts concerning us or the specialty chemicals industry in general;

•                                          operating and stock price performance of other companies that investors deem comparable to us;

•                                          our ability to market new and enhanced products on a timely basis;

•                                          changes in laws and regulations affecting our business;

•                                          our ability to meet compliance requirements;

•                                          commencement of, or involvement in, litigation involving us;

•                                          changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•                                          the volume of shares of our common stock available for public sale;

•                                          any major change in our Board or management;

•                                          sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•                                          general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

There may be sales of a substantial amount of our common stock by our current stockholders, and these sales could cause the price of our common stock to fall.

As of August 31, 2016, there were 89,286,936 shares of common stock outstanding.  Of our issued and outstanding shares that were issued prior to the Business Combination, all are freely transferable, except for any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Future sales of our common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

Pursuant to agreements with certain stockholders, we are hereby registering (i) 27,673,604 shares of common stock issued to the holders of equity interests in Nexeo Holdings prior to the Business Combination (the “Selling Equityholders”) as consideration in the Business Combination, (ii) 25,732,306 shares of common stock issued or transferred to certain investors, including WLRS (collectively, the “Private Placement Investors”), in private placement transactions in connection with the Business Combination and pursuant to the terms of certain subscription and commitment agreements entered into with such Private Placement Investors, (iii) 3,078,578 shares of common stock issued to the Advisors (as defined herein) in lieu of fees in connection with the Business Combination and (iv) 12,506,250 Founder Shares.  Except as described under “The Offering—Transfer Restrictions,” the shares described above will immediately be freely tradable.  In addition, we may issue an additional 5,654,960 Excess Shares to fund the Deferred Cash Consideration.  For additional information with respect to circumstances in which we may issue Excess Shares, please read “Selling Stockholders—Deferred Cash Consideration Obligation and Mechanics.”

We are also hereby registering 25,012,500 shares of common stock that are issuable upon exercise of warrants issued in connection with our initial public offering exercisable for shares of our common stock at an exchange price of $5.75 per half share of our common stock.  Once issued, such shares of common stock will be immediately freely tradable.

We and the selling stockholders may sell large amounts of our common stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in our stock price or putting significant downward pressure on the price of our stock.

Sales of substantial amounts of our common stock in the public market, or the perception that such sales will occur, could adversely affect the market price of our common stock and make it difficult for us to raise funds through securities offerings in the future.

Regulatory compliance may divert our management’s attention from day-to-day management of our business, which could have a material adverse effect on our business.

Our management team may not successfully or efficiently manage our continued transition to a public company that will be subject to significant regulatory oversight and reporting obligations under the federal securities laws and the regulations imposed by NASDAQ. In particular, these new obligations will require substantial attention from our senior management and could divert their attention away from the day-to-day management of our business, which could materially and adversely impact our business operations.

Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.

Our Board has the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options, or shares of our authorized but unissued preferred stock. Issuances of common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote and, in the case of issuances of preferred stock, would likely result in your interest in us being subject to the prior rights of holders of that preferred stock.

Warrants are exercisable for our common stock, which, if exercised, would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

As of August 31, 2016, outstanding warrants to purchase an aggregate of 25,012,500 shares of our common stock are exercisable in accordance with the terms of the warrant agreement governing those securities. These warrants will expire at 5:00 p.m., New York time, on June 9, 2021 or earlier upon redemption or liquidation. The exercise price of these warrants is $5.75 per half share, subject to certain adjustments. To the extent such warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to the holders of our common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our common stock.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on it, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Anti-takeover provisions contained in our certificate of incorporation and bylaws could impair a takeover attempt.

Our second amended and restated certificate of incorporation (the “certificate”) and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our Board. These provisions include:

•                                          a staggered board providing for three classes of directors, which limits the ability of a stockholder or group to gain control of our board;

•                                          no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•                                          the right of our Board to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our Board;

•                                          the ability of our Board to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•                                          a prohibition on stockholder action by written consent upon and following the Trigger Date (as defined in our certificate), which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•                                          a prohibition on stockholders calling a special meeting upon and following the Trigger Date, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•                                          the requirement that a meeting of stockholders may be called only by the Board after the Trigger Date, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•                                          providing that after the Trigger Date directors may be removed prior to the expiration of their terms by stockholders only for cause or upon the affirmative vote of 75% of the voting power of all outstanding shares of the combined company;

•                                          a requirement that changes or amendments to the certificate or the bylaws must be approved (i) before the Trigger Date, by a majority of the voting power of outstanding common stock of the combined company, which such majority shall include at least 65% of the shares then held by the Sponsors, and (ii) thereafter, certain changes or amendments must be approved by at least 75% of the voting power of outstanding common stock of the combined company; and

•                                          advance notice procedures that stockholders must comply with in order to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay hostile takeovers and changes in control of us or changes in our management. Any provision of our certificate or bylaws that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

Because we have no current plans to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of our Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur, including our credit facility. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we had total annual gross revenue of $1 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock in our initial public offering.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

As a publicly traded company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Though we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. Pursuant to the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an emerging growth company, which may be up to five full fiscal years following our initial public offering.

To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. In addition, we may identify material weaknesses in our internal control over financial reporting that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404.

If we identify weaknesses in our internal control over financial reporting, are unable to comply with the requirements of Section 404 in a timely manner or to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by NASDAQ (the exchange on which our securities are listed), the SEC or other regulatory authorities, which could require additional financial and management resources.

Our securities may be delisted from NASDAQ.

Our common stock and warrants are currently listed on NASDAQ. However, we cannot assure you that we will be able to comply with the continued listing standards of NASDAQ. If we fail to comply with the continued listing standards of NASDAQ, our securities may become subject to delisting. If NASDAQ delists our common stock or warrants from trading on its exchange for failure to meet the continued listing standards, we and our securityholders could face significant material adverse consequences including:

•                                          a limited availability of market quotations for our securities;

•                                          a limited amount of analyst coverage; and

•                                          a decreased ability for us to issue additional securities or obtain additional financing in the future.

USE OF PROCEEDS

All of the shares of common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $287,643,750 from the exercise of warrants, assuming the exercise in full of all of the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes. Cash proceeds, if any, received from the sale of any Excess Shares will be used to fund the Deferred Cash Consideration.  For additional information with respect to the Excess Shares, please read “Selling Stockholders—Deferred Cash Consideration Obligation and Mechanics.”

SELLING STOCKHOLDERS

Beneficial Ownership

Up to 68,990,738 shares of our common stock may be offered for resale by the selling stockholders under this prospectus, including (i) 27,673,604 shares issued to the Selling Equityholders as consideration in the Business Combination, (ii) 25,732,306 shares issued or transferred to the Private Placement Investors in connection with the Business Combination and pursuant to the terms of certain subscription and commitment agreements entered into with such Private Placement Investors, (iii) 3,078,578 shares issued to Advisors in lieu of fees in connection with the Business Combination and (iv) 12,506,250 Founder Shares.

To the extent permitted by law, the selling stockholders listed below may resell shares of our common stock pursuant to this prospectus. We have registered the sale of the shares of our common stock to permit the selling stockholders and their respective permitted transferees or other successors-in-interest that receive their shares from the selling stockholders after the date of this prospectus to resell their shares. The offer and sale of certain of the shares registered hereby is subject to certain contractual restrictions. The transfer, assignment and sale of the shares owned by the Selling Equityholders, WLRS and certain Private Placement Investors are subject to certain restrictions on transfer, as set forth in more detail the section entitled “Summary—The Offering” beginning on page 3. The transfer, assignment and sale of the Founder Shares are subject to certain restrictions on transfer, as set forth in more detail the section entitled “Description of Capital Stock—Founder Shares” beginning on page 35.

The following table sets forth the number of shares of common stock being offered by the selling stockholders, including their donees, pledgees, transferees or other successors-in-interest, subject to the transfer restrictions described above. The following table also sets forth the number of shares known to us, based upon written representations by the selling stockholders, to be beneficially owned by the selling stockholders. The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of the shares. For purposes of the table below, we assume that all of the shares covered by this prospectus will be sold.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of common stock and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of common stock beneficially owned by them. Except as described in the footnotes to the following table and under “Material Relationships with Selling Stockholders” below, none of the persons named in the table has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus. The inclusion of any shares of common stock in this table does not constitute an admission of beneficial ownership for the person named below.

The percentages in the table are based on 89,286,936 shares of common stock outstanding as of August 31, 2016. In calculating this percentage for a particular holder, we treated as outstanding the number of shares of our common stock issuable upon exercise of that particular holder’s warrants and did not assume exercise of any other holder’s warrants.

	Shares Beneficially Owned Prior to the Offering		Number of Shares Available Pursuant to this	Shares Beneficially Owned After the Offering(2)
Name of Selling Stockholder	Number	%(3)	Prospectus(1)	Number	%(3)
WL Ross Sponsor LLC(4)(5)	7,057,230	7.9%	7,057,230	0	0
WLRS Fund I LLC(6)	1,481,699	1.7%	1,481,699	0	0
TPG Funds(7)	31,227,844	35.0%	31,227,844	0	0
Avian Capital Partners, LLC(8)(5)	11,966	*	11,966	0	0
FPA Crescent Fund, a Series of FPA Funds Trust(9)(5)	20,123,426	22.6%	20,123,426	0	0
JNL Multi-Manager Alternative Fund(10)(5)	108,606	*	108,606	0	0
Lannan Foundation(11)(5)	65,993	*	65,993	0	0
Litman Gregory Masters Alternative Strategies Fund(12)(5)	343,901	*	343,901	0	0
Pelican Fund LP(13)(5)	77,569	*	77,569	0	0
FPA Global Opportunity Fund(14)	816,923	*	146,496	670,427	*
FPA Select Drawdown Fund, L.P.(15)	1,483,784	1.7%	266,084	1,217,700	1.4%
FPA Select Fund(16)	99,284	*	17,804	81,480	*
FPA Value Partners Fund(17)	241,848	*	27,340	214,508	*
Ulysses Partners, LP(18)(5)	38,358	*	38,358	0	0
Fidelity Select Portfolios: Chemicals Portfolio(19)	1,220,000	1.4%	1,220,000	0	0
Fidelity Advisor Series I: Fidelity Advisor Value Fund(19)	14,400	*	14,400	0	0
Fidelity Capital Trust: Fidelity Value Fund(19)	1,170,000	1.3%	1,170,000	0	0
Fidelity Select Portfolios: Materials Portfolio (19)	1,116,600	1.3%	1,116,600	0	0
Fidelity Central Investment Portfolios LLC: Fidelity Materials Central Fund(19)	300,000	*	300,000	0	0
Variable Insurance Products Fund IV: Materials Portfolio(19)	39,000	*	39,000	0	0
MFS Series Trust XV- MFS Global Alternative Strategy Fund(20)	4,372	*	4,372	0	0
MFS Series Trust I- MFS New Discovery Fund(21)	233,087	*	233,087	0	0
MFS Variable Insurance Trust- MFS New Discovery Series(22)	134,847	*	134,847	0	0
Park West Investors Master Fund, Limited(23)	3,386,623	3.8%	1,817,580	1,569,043	1.7%
Park West Partners International, Limited(24)	465,684	*	251,290	214,394	*
Credit Suisse Securities (USA) LLC(25)	611,373	*	611,373	0	0
Deutsche Bank Securities Inc. (26)	711,323	*	611,373	99,950	*
Skadden, Arps, Slate, Meagher & Flom LLP(27)	62,500	*	62,500	0	0
Kirkland & Ellis LLP(28)	380,000	*	380,000	0	0
Robert C. Dinerstein(29)	10,000	*	10,000	0	0
Lord William Astor (30)	20,753	*	10,000	10,753	*
Thomas E. Zacharias (31)	24,753	*	10,000	14,753	*

(*)         Represents less than 1%.

(1)         Represents the number of shares being registered on behalf of the selling stockholder pursuant to this registration statement, which may be less than the total number of shares beneficially owned by such selling stockholder.

(2)         Assumes that the selling stockholders dispose of all of the shares of common stock covered by this prospectus and do not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.

(3)         Based on 89,286,936 shares of our common stock outstanding as of August 31, 2016. In calculating the percentage for a particular holder, we treated as outstanding the number of shares of our common stock issuable upon exercise of that particular holder’s warrants and did not assume exercise of any other holder’s warrants.

(4)         WLRS’ address is 1166 Avenue of the Americas, New York, New York 10036. Mr. Ross may be deemed to beneficially own shares held by WLRS by virtue of his control of such entities through two holding companies. Includes 4,105,627 Founder Shares.

(5)         May be deemed to beneficially own shares of common stock and Founder Shares held by WLRS Fund.

(6)         WLRS Fund’s address is 1166 Avenue of the Americas, New York, New York 10036. WLRS has sole voting power over the shares of common stock held by WLRS Fund. FPA owns a 99.9% economic interest in WLRS Fund.  FPA may be deemed to share investment power over the shares of common stock held by WLRS Fund because FPA is the investment adviser of the members of the WLRS Fund and such members have an approval right with respect to transfers of such shares of common stock. Includes 225,533 shares of common stock and 1,256,166 Founder Shares.

(7)         Shares beneficially owned include: (i) 12,970,353 shares of common stock held by TPG VI Neon I, L.P., a Delaware limited partnership (including 1,447,789 Founder Shares), (ii) 16,350,418 shares of common stock held by TPG VI Neon II, L.P., a Delaware limited partnership (including 1,825,082 Founder Shares), (iii) 115,891 shares of common stock held by TPG VI FOF Neon, L.P., a Delaware limited partnership (including 12,936 Founder Shares) and (iv) 1,791,182 shares of common stock held by Nexeo Holdco, LLC, a Delaware limited liability company (including 268,433 Founder Shares). The general partner of each of TPG VI Neon I, L.P., TPG VI Neon II, L.P. and TPG VI FOF Neon, L.P. is TPG Advisors VI, Inc., a Delaware corporation.  The managing member of Nexeo Holdco, LLC is TPG VI AIV SLP SD, L.P., a Delaware limited partnership, whose general partner is TPG VI AIV SLP SD Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings II, L.P., a Delaware limited partnership, whose general partner is TPG Holdings II-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation (“TPG Group Advisors”). David Bonderman and James G. Coulter are officers and sole shareholders of each of TPG Advisors VI, Inc. and TPG Group Advisors and may therefore be deemed to be beneficial owners of such shares of common stock. Messrs. Bonderman and Coulter disclaim beneficial ownership of such shares of common stock except to the extent of their pecuniary interest therein. The address of each of the above-mentioned entities and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(8)         The address for Avian Capital Partners, LLC (“Avian”) is c/o First Pacific Advisors, LLC, 11601 Wilshire Blvd., Suite 1200, Los Angeles, California 90025. FPA may be deemed to share voting and/or investment power over shares beneficially owned as the investment adviser of Avian. Mr. J. Richard Atwood may be deemed to share voting and/or investment power over the shares beneficially owned by Avian as a Managing Partner of FPA. Mr. Steven T. Romick may be deemed to share voting and/or investment power over the shares beneficially owned by Avian as a Portfolio Manager and a Managing Partner of FPA. Messrs. Brian Selmo and Mark Landecker may be deemed to share voting and/or investment power over the shares beneficially owned by Avian as Portfolio Managers and Partners of FPA. Includes 1,446 Founder Shares.

(9)         The address for FPA Crescent Fund, a Series of FPA Funds Trust (“Crescent”) is c/o First Pacific Advisors, LLC, 11601 Wilshire Blvd., Suite 1200, Los Angeles, California 90025. FPA may be deemed to share voting and/or investment power over shares beneficially owned as the investment adviser of Crescent. Mr. J. Richard Atwood may be deemed to share voting and/or investment power over the shares beneficially owned by Crescent as a Managing Partner of FPA. Mr. Steven T. Romick may be deemed to share voting and/or investment power over the shares beneficially owned by Crescent as a Portfolio Manager of Crescent and a Managing Partner of FPA. Messrs. Brian Selmo and Mark Landecker may be deemed to share voting and/or investment power over the shares beneficially owned by Crescent as Portfolio Managers of Crescent and Partners of FPA. Includes 2,431,709 Founder Shares.

(10)  The address for JNL Multi-Manager Alternative Fund (“JNL”) is c/o First Pacific Advisors, LLC, 11601 Wilshire Blvd., Suite 1200, Los Angeles, California 90025. FPA may be deemed to share voting and/or investment power over shares beneficially owned as the investment adviser of the JNL. Mr. J. Richard Atwood may be deemed to share voting and/or investment power over the shares beneficially owned by JNL as a Managing Partner of FPA. Mr. Steven T. Romick may be deemed to share voting and/or investment power over the shares beneficially owned by JNL as a Portfolio Manager and a Managing Partner of FPA. Messrs. Brian Selmo and Mark Landecker may be deemed to share voting and/or investment power over the shares beneficially owned by JNL as Portfolio Managers and Partners of FPA. Includes 13,124 Founder Shares.

(11)  The address for Lannan Foundation (“Lannan”) is c/o First Pacific Advisors, LLC, 11601 Wilshire Blvd., Suite 1200, Los Angeles, California 90025. FPA may be deemed to share voting and/or investment power over shares beneficially owned as the investment adviser of Lannan. Mr. J. Richard Atwood may be deemed to share voting and/or investment power over the shares beneficially owned by Lannan as a Managing Partner of FPA. Mr. Steven T. Romick may be deemed to share voting and/or investment power over the shares beneficially owned by Lannan as a Portfolio Manager and a Managing Partner of FPA. Messrs. Brian Selmo and Mark Landecker may be deemed to share voting and/or investment power over the shares beneficially owned by the Lannan as Portfolio Managers and Partners of FPA. Includes 7,975 Founder Shares.

(12)  The address for Litman Gregory Masters Alternative Strategies Fund (“Litman”) is c/o First Pacific Advisors, LLC, 11601 Wilshire Blvd., Suite 1200, Los Angeles, California 90025. FPA may be deemed to share voting and/or investment power over shares beneficially owned as the investment adviser of Litman. Mr. J. Richard Atwood may be deemed to share voting and/or investment power over the shares beneficially owned by Litman as a Managing Partner of FPA. Mr. Steven T. Romick may be deemed to share voting and/or investment power over the shares beneficially owned by Litman as a Portfolio Manager and a Managing Partner of FPA. Messrs. Brian Selmo and Mark Landecker may be deemed to share voting and/or investment power over the shares beneficially owned by Litman as Portfolio Managers and Partners of FPA. Includes 41,557 Founder Shares.

(13)  The address for Pelican Fund L.P. (“Pelican Fund”) is c/o First Pacific Advisors, LLC, 11601 Wilshire Blvd., Suite 1200, Los Angeles, California 90025. FPA may be deemed to share voting and/or investment power over shares beneficially owned as the investment adviser of Pelican Fund. Mr. J. Richard Atwood may be deemed to share voting and/or investment power over the shares beneficially owned by Pelican Fund as a Managing Partner of FPA. Mr. Steven T. Romick may be deemed to share voting and/or investment power over the shares beneficially owned by Pelican Fund as a Portfolio Manager and a Managing Partner of FPA. Messrs. Brian Selmo and Mark Landecker may be deemed to share voting and/or investment power over the shares beneficially owned by Pelican Fund as Portfolio Managers and Partners of FPA. Includes 9,373 Founder Shares.

(14)  The address for FPA Global Opportunity Fund (“FPA Global”) is c/o First Pacific Advisors, LLC, 11601 Wilshire Blvd., Suite 1200, Los Angeles, California 90025. FPA may be deemed to share voting and/or investment power over shares beneficially owned as the manager of and investment adviser to FPA Global. Messrs. J. Richard Atwood and Steven T. Romick may be deemed to share voting and/or investment power over the shares beneficially owned by FPA Global as the Managing Partners of FPA. Mr. Brian Selmo may be deemed to share voting and/or investment power over the shares beneficially owned by FPA Global as a Partner of FPA and Mr. Mark Landecker may be deemed to share voting and/or investment power over such shares as a Portfolio Manager of FPA Global and Partner of FPA. Includes 138,224 Founder Shares.

(15) The address for FPA Select Drawdown Fund, L.P. (“FPA Select Drawdown”) is c/o First Pacific Advisors, LLC, 11601 Wilshire Blvd., Suite 1200, Los Angeles, California 90025. FPA may be deemed to share voting and/or investment power over shares beneficially owned as the general partner of and investment adviser to FPA Select Drawdown. Messrs. J. Richard Atwood and Steven T. Romick may be deemed to share voting and/or investment power over the shares beneficially owned by FPA Select Drawdown as the Managing Partners of FPA. Messrs. Brian Selmo and Mark Landecker may be deemed to share voting and/or investment power over the shares beneficially owned by FPA Select Drawdown as Portfolio Managers of FPA Select Drawdown and Partners of FPA. Includes 251,058 Founder Shares.

(16) The address for FPA Select Fund (“FPA Select Fund”) is c/o First Pacific Advisors, LLC, 11601 Wilshire Blvd., Suite 1200, Los Angeles, California 90025. FPA may be deemed to share voting and/or investment power over shares beneficially owned as the manager of and investment adviser to FPA Select Fund. Messrs. J. Richard Atwood and Steven T. Romick may be deemed to share voting and/or investment power over the shares beneficially owned by FPA Select Fund as the Managing Partners of FPA. Messrs. Brian Selmo and Mark Landecker may be deemed to share voting and/or investment power over the shares beneficially owned by FPA Select Fund as Portfolio Managers of FPA Select Fund and Partners of FPA. Includes 16,799 Founder Shares.

(17)  The address for FPA Value Partners Fund (“FPA Value Partners”) is c/o First Pacific Advisors, LLC, 11601 Wilshire Blvd., Suite 1200, Los Angeles, California 90025. FPA may be deemed to share voting and/or investment power over shares beneficially owned as the manager of and investment adviser to FPA Value Partners. Messrs. J. Richard Atwood and Steven T. Romick may be deemed to share voting and/or investment power over the shares beneficially owned by FPA Value Partners as the Managing Partners of FPA. Mr. Mark Landecker may be deemed to share voting and/or investment power over the shares beneficially owned by the FPA Value Partners as a Partner of FPA and Mr. Brian Selmo may be deemed to share voting and/or investment power over such shares as a Portfolio Manager of FPA Value Partners and Partner of FPA. Includes 25,796 Founder Shares and 89,388 shares of common stock issuable upon exercise of outstanding warrants.

(18)  The address for Ulysses Partners, LP (“Ulysses”) is c/o First Pacific Advisors, LLC, 11601 Wilshire Blvd., Suite 1200, Los Angeles, California 90025. FPA may be deemed to share voting and/or investment power over shares beneficially owned as the investment adviser of Ulysses. Mr. J. Richard Atwood may be deemed to share voting and/or investment power over the shares beneficially owned by Ulysses as a Managing Partner of FPA. Mr. Steven T. Romick may be deemed to share voting and/or investment power over the shares beneficially owned by Ulysses as a Portfolio Manager and a Managing Partner of FPA. Messrs. Brian Selmo and Mark Landecker may be deemed to share voting and/or investment power over the shares beneficially owned by Ulysses as Portfolio Managers and Partners of FPA. Includes 4,635 Founder Shares.

(19) These accounts are managed by direct or indirect subsidiaries of FMR LLC. Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman and the President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares.  Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(20)  The address of MFS Series Trust XV- MFS Global Alternative Strategy Fund is 111 Huntington Ave., Boston, MA 02199. Massachusetts Financial Services Company, as investment adviser, has sole voting and investment power over the shares.

(21) The address of MFS Series Trust I- MFS New Discovery Fund is 111 Huntington Ave., Boston, MA 02199. Massachusetts Financial Services Company, as investment adviser, has sole voting and investment power over the shares.

(22) The address of MFS Variable Insurance Trust- MFS New Discovery Series is 111 Huntington Ave., Boston, MA 02199. Massachusetts Financial Services Company, as investment adviser, has sole voting and investment power over the shares.

(23)  Park West Investors Master Fund, Ltd.’s address is 900 Larkspur Landing Circle, Suite 165, Larkspur, CA 94939. Correspondence should be directed to the attention of Grace Jimenez. Park West Asset Management LLC and Peter S. Park have shared voting and investment power in Park West Investors Master Fund, Ltd. (“PWIMF”). Based on beneficial ownership information for PWIMF as of August 30, 2016. Includes 543,061 Founder Shares subject to the restrictions set forth in “Description of Capital Stock — Founder Shares.”  Includes 838,961 shares of common stock issuable upon exercise of outstanding warrants. Also includes (i) 536,750 shares of common stock purchased from Merrill Lynch, Pierce, Fenner & Smith Incorporated pursuant to a Share Purchase Agreement dated as of June 22, 2016, (ii) 705,268 shares of common stock purchased from Lazard Group LLC pursuant to a Stock Purchase Agreement dated as of July 22, 2016 and (iii) 53,691 shares of common stock subject to open market sale transactions entered into on or prior to August 30, 2016, which had not yet settled as of that date.

(24) Park West Partners International, Limited’s address is 900 Larkspur Landing Circle, Suite 165, Larkspur, CA 94939, Attn: Grace Jimenez. Park West Asset Management LLC & Peter S. Park have shared voting and investment power in Park West Partners International Limited (“PWPI”). Based on beneficial ownership information for PWPI as of August 30, 2016. Includes 75,460 Founder Shares subject to the restrictions set forth in “Description of Capital Stock — Founder Shares.” Includes 115,008 shares of common stock issuable upon exercise of outstanding warrants. Also includes (i) 74,623 shares of common stock purchased from Merrill Lynch, Pierce, Fenner & Smith Incorporated pursuant to a Share Purchase Agreement dated as of June 22, 2016, (ii) 96,691 shares of common stock purchased from Lazard Group LLC pursuant to a Stock Purchase Agreement dated as of July 22, 2016 and (iii) 7,309 shares of common stock subject to open market sale transactions entered into on or prior to August 30, 2016, which had not yet settled as of that date.

(25)  Credit Suisse Securities (USA) Inc., DBA Credit Suisse Securities USA LLC’s address is 11 Madison Avenue, New York, NY 10010. Credit Suisse Securities USA LLC has sole voting and investment power over the shares.

(26)  Deutsche Bank Securities Inc.’s address is 60 Wall Street, 2nd Floor, New York, NY 10003. Deutsche Bank Securities Inc. has sole voting and investment power over the shares. Includes 99,950 shares of common stock issuable upon exercise of outstanding warrants.

(27)  The address of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) is 525 University Avenue, Suite 1400, Palo Alto, CA 94103. Skadden has sole voting and investment power over the shares.

(28)  The address of Kirkland & Ellis LLP (“K&E”) is 300 North LaSalle, Chicago, IL 60654. K&E has sole voting and investment power over the shares.

(29) Robert C. Dinerstein has sole voting and investment power over the shares.

(30) Lord William Astor has sole voting and investment power over the shares.

(31) Thomas E. Zacharias has sole voting and investment power over the shares.

Material Relationships with Selling Stockholders

Transactions Related to the Business Combination

In connection with the Closing (defined below), the Company’s stockholders redeemed a total of 29,793,320 shares of common stock pursuant to the terms of WL Ross’ Amended and Restated Certificate of Incorporation, resulting in a total payment to redeeming stockholders of $298,465,296.78.  As part of the Business Combination, WL Ross paid the following consideration to the Selling Equityholders: (i) $424.9 million in cash (the “Cash Consideration”), which includes the repayment of $774.6 million of indebtedness of Nexeo Holdings that occurred immediately following the consummation of the Business Combination and (ii) 27,673,604 shares of newly-issued common stock of the Company (the “Stock Consideration”), subject to adjustment as set forth in the Merger Agreement.  Pursuant to the terms of the Merger Agreement, the aggregate stock ownership of the Selling Equityholders was capped at 35% of the value of the capital stock of WL Ross.  As a result of this cap, and pursuant to the Merger Agreement, the Selling Equityholders also received a right to future deferred payments in cash in lieu of receiving 5,654,960 additional shares, where such deferred cash payments will be in an amount equal to the Company’s prevailing stock price at the time that the Company pays such deferred cash payments multiplied by the Excess Shares (the “Deferred Cash Consideration”).

Additionally, the Selling Equityholders received 3,554,240 shares of the 12,506,250 Founder Shares that WLRS purchased prior to WL Ross’ initial public offering (“IPO”) pursuant to that certain Amended & Restated Subscription Agreement, dated April 4, 2014, by and between WLRS and WL Ross (such shares, the “Founder Shares”). The Founder Shares received by the Selling Equityholders in connection with the Business Combination will be subject to the conditions and restrictions set forth in that certain Founder Share Transfer Letter Agreement, as previously disclosed in a Current Report on Form 8-K filed on March 22, 2016, and the SHRRA (defined below), providing for certain agreements relating to the rights and restrictions of common stock of the Company held by the parties to the SHRRA following the Business Combination.

In addition to the transactions contemplated by the Merger Agreement and in connection with the Business Combination, all 22,400,000 of the Company’s private placement warrants issued to WLRS at the time of WL Ross’ IPO were exchanged by WLRS for 2,240,000 shares of the Company’s common stock (“Exchange Shares”), reflecting an exchange ratio of 0.10 shares of common stock for each private placement warrant (the “Private Placement Warrant Exchange”).

In addition, immediately prior to the closing of the Business Combination (the “Closing”), the Company issued 23,492,306 shares of common stock of the Company (the “Private Placement Shares”), at a purchase price of $10.00 per share and an aggregate purchase price of $234.9 million, to certain investors, including WLRS (the “Private Placement Investors”), pursuant to the terms of certain subscription agreements entered into with such Private Placement Investors.  Pursuant to the Subscription Agreement with FPA on behalf of one or more clients, one of the Private Placement Investors, WLRS transferred to (i) FPA 2,509,819 Founder Shares and (ii) WLRS Fund, a Delaware limited liability company formed by WLRS and in which FPA owns a 99.9% economic interest, an additional 1,256,166 Founder Shares and 225,533 Exchange Shares.

In connection with the Business Combination, the Company entered into commitment agreements with each of FPA, PWIMF and PWPI, pursuant to which the FPA on behalf of one or more clients, PWIMF and PWPI agreed not to redeem, or agreed to purchase from redeeming stockholders and withdraw from redemption, an aggregate of 5,094,727 shares of common stock of the Company.  Pursuant to the commitment agreements, WLRS transferred to (i) FPA 431,877 Founder Shares and 25,847 Exchange Shares, (ii) PWIMF 543,061 Founder Shares and 32,501 Exchange Shares and (iii) PWPI 75,460 Founder Shares and 4,516 Exchange Shares.  WL Ross also entered into subscription agreements with certain of its Advisors pursuant to which such Advisors agreed to accept 3,078,578 shares of common stock of the Company to settlement the payment of an aggregate of $30.8 million in fees and disbursements outstanding and due to the Advisors by WL Ross in connection with services and work performed by the Advisors.

As of Closing, there were (i) 89,222,418 shares of common stock of the Company outstanding, consisting of (a) 32,737,930 shares issued and outstanding prior to the Business Combination, including the Founder Shares, (b) the Stock Consideration, (c) the shares of common stock issued in connection with the Private Placement Warrant Exchange, (d) the Private Placement Shares and (e) shares issued to the Advisors in to settle a portion of their fees and (ii) 50,025,000 warrants outstanding, exercisable for 25,012,500 shares of common stock of the Company, originally sold as part of units in WL Ross’ IPO.  Upon consummation of the Closing, certain affiliates of TPG owned approximately 35.0% of the outstanding common stock, the Private Placement Investors (other than WLRS and its affiliates, and excluding shares of common stock owned prior to the Closing) owned approximately 28.0% of the outstanding common stock, WLRS and its affiliates owned approximately 9.6% of the outstanding common stock and the pre-closing stockholders of WL Ross (other than WLRS and its affiliates and Private Placement Investors owning shares prior to the Closing) owned approximately 17.0% of the outstanding common stock.

On March 26, 2015, WL Ross issued a convertible promissory note, which we refer to as the “March 2015 convertible note”, to WLRS pursuant to which, on April 16, 2015, WL Ross borrowed $300,000 from WL Ross for operating expenses. The March 2015 convertible note bore interest at 5% per annum and was scheduled to be due and payable on June 11, 2016. At the option of WLRS, any amounts outstanding under the March 2015 convertible note could be converted into warrants to purchase shares of our common stock at a conversion price of $0.60 per warrant. Each warrant would entitle WLRS to purchase one-half of one share of our common stock at an exercise price of $5.75 per half share ($11.50 per whole share). For the year ended December 31, 2015, WL Ross incurred $10,644 of interest expense which under the terms of the March 2015 convertible note has been added to the principal amount. As of December 31, 2015, the outstanding balance due under the March 2015 convertible note was $310,644.

On January 5, 2016, WL Ross issued the January 2016 convertible note, which we refer to as the “January 2016 convertible note” to WL Ross pursuant to which WL Ross borrowed $425,000 from WLRS for operating expenses. The January 2016 convertible note bore interest at 5% per annum and was scheduled to be due and payable on June 11, 2016. At the option of WLRS, any amounts outstanding under the January 2016 convertible note could be converted into warrants to purchase shares of common stock at a conversion price of $0.50 per warrant. Each warrant would entitle our Sponsor to purchase one-half of one share of our common stock at an exercise price of $5.75 per half share ($11.50 per whole share).

On March 31, 2016, WLRS issued a promissory note, which we refer to as the “March 2016 promissory note,” with WL Ross to borrow up to $750,000.  The promissory note bore interest at 5% per annum and was scheduled to be due and payable on the first to occur of (1) the consummation of the Business Combination or (2) June 11, 2016 (or such later or such later date as may be approved by our stockholders by amendment of our charter to complete an initial Business Combination). WLRS loaned WL Ross $235,000 in the aggregate by the issuance of the notes to cover expenses related to daily operations. As of March 31, 2016, the outstanding balance of promissory note is $235,032.

In connection with the completion of the Business Combination, the March 2015 convertible note, the January 2016 convertible note and the March 2016 promissory note were paid in full in cash.In connection with the Business Combination, we entered into the SHRRA, which governs the rights and obligations of the parties thereto with respect to the Company.  We also entered into certain registration rights agreements with holders of shares of our common stock.  For additional information about the SHRRA and other registration rights agreements, please read “Selling Stockholders—Material Relationships with Selling Stockholders—Registration Rights.”

In addition, WLRS transferred 10,000 shares of common stock to each of Robert C. Dinerstein, Lord William Astor and Thomas Zacharias.

Deferred Cash Consideration Obligations and Mechanics

If at any time and from time to time (A) any Sponsor issues a request to effect an offering of securities pursuant to an effective registration statement or (B) we propose to conduct an underwritten offering of equity securities for our own account or for the account of any other person and any Sponsor elects to participate, we will be required to use our reasonable best efforts to include in any such offering a number of newly issued shares of common stock of the Company equal to the number of Excess Shares that have not yet been issued by the Company, which will be issued on a side-by-side basis with all other equity securities included in the proposed offering in accordance with the provisions of the SHRRA, and subject to the restrictions and cutbacks applicable to the Sponsors, and remit the gross proceeds thereof (less any underwriting discounts and commissions) relating to the Excess Shares actually sold in the side-by-side offering to the Selling Equityholders.

Upon the payment to the Selling Equityholders of the proceeds of a side-by-side offering, our obligation to make payments to the Selling Equityholders with respect to an equivalent amount of Excess Shares shall cease and will be deemed fully satisfied, regardless of the price at which such Excess Shares are issued in the side-by-side offering, so long as (i) we comply with its obligations in Section 2.9(b)(ii) of the Merger Agreement and (ii) the price at which we offer the Excess Shares in the side-by-side offering is the same price at which the Sponsor initiating or participating in such side-by-side offering offers its shares in the side-by-side offering. In the event that we are unable to issue in the side-by-side offering the full amount of Excess Shares remaining at the time of side-by-side offering, as determined by us in our reasonable discretion, then the number of Excess Shares shall be automatically reduced by the number of Excess Shares issued in the side-by-side offering, and our payment obligation with respect to any remaining Excess Shares, including the obligation to participate in future side-by-side offerings, shall continue.

There are certain other circumstances that require us to pay the Deferred Cash Consideration to the Selling Equityholders.  Pursuant to the terms of the Merger Agreement, upon the first business day (the “Early Trigger Date”) on which the volume weighted average trading price of the our common stock for any period of 20 trading days in any 30 trading day period exceeds $15.00 per share (subject to certain adjustments set forth therein) (the “Early Payment Target Price”), we shall, either:

i.                  Within five business days of the Early Trigger Date, pay to the holders of Excess Shares an amount in cash equal to the product of (A) the Early Payment Target Price, multiplied by (B) the number of Excess Shares; or

ii.               use reasonable best efforts to promptly sell to third parties in a primary underwritten offering (an “Early Trigger Offering”) a number of shares of common stock at least equal to the number of any remaining Excess Shares, and remit the gross proceeds thereof (less any underwriting discounts and commissions) relating to the issued Excess Shares to the holders of Excess Shares; provided, however, that without consent, we shall not issue shares in any Early Trigger Offering at a gross price per share less than the Early Payment Target Price.

We may elect, in our sole discretion, whether to take the actions set forth in clause (i) or (ii) above; provided, however, that if we elect to take the actions set forth in clause (ii), we must comply with the procedures set forth in Article IV of the SHRRA with respect to the execution of any Early Trigger Offering, including with respect to registration of the Excess Shares, notice, cooperation, priority of securities sold in connection with any Early Trigger Offering, payments of fees and expenses, in each case as set forth therein. In the event that we are unable to issue in the Early Trigger Offering the full amount of Excess Shares remaining at the time of the Early Trigger Offering, as determined in Parent’s reasonable discretion, then the number of Excess Shares shall be automatically reduced by the number of issued Excess Shares in the Early Trigger Offering, and our payment obligations with respect to any remaining Excess Shares, including the obligation to participate in future Early Trigger Offerings in accordance with the Merger Agreement shall continue.

If, on June 30, 2021 (the “Outside Date”), the number of Excess Shares is greater than zero, then we shall, either:

i.                  within five business days of the Outside Date, pay to the holders of Excess Shares an amount in cash equal to the product of (A) the number of Excess Shares, multiplied by (B) the volume weighted-average trading price for the 20 trading day period immediately preceding the Outside Date; or

ii.               use reasonable best efforts to promptly sell to third parties in a primary offering (an “Outside Date Offering”) a number of shares of common stock at least equal to the number of Excess Shares, and remit the gross proceeds thereof (less any underwriting discounts and commissions) relating to the Excess Shares actually issued in such Outside Date Offering to the holders of Excess Shares.

We may elect, in our sole discretion, whether to take the actions set forth in clause (i) or (ii) above; provided, however, that if we elect to take the actions set forth in clause (ii), we shall comply with the procedures set forth in Article IV of the SHRRA with respect to the execution of any Outside Date Offering, including with respect to registration of the Excess Shares, notice, cooperation, priority, payments of fees and expenses, in each case as set forth therein. In the event that we are unable to issue in the initial Outside Date Offering the full amount of Excess Shares remaining at the time of the initial Outside Date Offering, as determined by us in our reasonable discretion, then the number of Excess Shares shall be automatically reduced by the number of Excess Shares issued in such Outside Date Offering, and our obligations with respect to any remaining Excess Shares, including the obligation to continue to complete any necessary additional Outside Date Offerings, shall continue.

In the event we declare or pay any dividend on our shares of common stock, or effect subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise) into a greater or lesser number of shares of common stock, then in each such case, the number of Excess Shares and the Early Payment Target Price shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of common stock (together with any other shares so reclassified) outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

PLAN OF DISTRIBUTION

We are registering 68,990,738 shares of our common stock for possible sale by the selling stockholders and 25,012,250 shares of common stock underlying our warrants that may be issued by us upon the exercise of the warrants by the holders thereof. In addition, we are registering 5,654,960 shares of common stock equal to the number of Excess Shares that may be issued by the Company in the future to fund Deferred Cash Consideration payable to Selling Equityholders. Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders named in the table above under “Selling Stockholders” and donees, pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

We and the selling stockholders may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•                  on NASDAQ, in the over-the-counter market or on any other national securities exchange on which our shares are listed or traded;

•                  in privately negotiated transactions;

•                  in underwritten transactions;

•                  in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

•                  through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•                  in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•                  through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

•                  through the distribution of the common stock by any selling stockholder to its partners, members or stockholders;

•                  in short sales entered into after the effective date of the registration statement of which this prospectus is a part; and

•                  “at the market” or through market makers or into an existing market for the shares.

We and the selling stockholders may sell the shares at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the shares from time to time will be determined by us and by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on NASDAQ or any other exchange or market.

The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. We and the selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with us and with the selling stockholders. We and the selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

We and the selling stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of the common stock, including liabilities under the Securities Act. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. Upon our notification by a selling stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•                  the name of the selling stockholder;

•                  the number of shares being offered;

•                  the terms of the offering;

•                  the names of the participating underwriters, broker-dealers or agents;

•                  any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•                  the public offering price; and

•                  other material terms of the offering.

In addition, upon being notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell shares, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling stockholder.

We and the selling stockholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

In compliance with guidelines of the Financial Industry Regulatory Authority (“FINRA”), the maximum compensation or discount to be received by any FINRA member or independent broker or dealer may not exceed 8% of the aggregate amount of Shares offered pursuant to this prospectus.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, the selling stockholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

Exercise of Warrants

Each warrant entitles its holder to purchase one-half of one share of our common stock at an exercise price of $5.75 per half share, to be exercised only for a whole number of shares of our common stock. The warrants will become exercisable 30 days after the completion of the Business Combination (June 9, 2016) and expire on June 9, 2021 or earlier upon redemption or liquidation. Once the warrants become exercisable, we may redeem the outstanding warrants at a price of $0.01 per warrant, if the last sale price of our common stock equals or exceeds $24.00 per share for any 20 trading days within a 30 trading day period ending on the third business day before we send the notice of redemption to the warrant holders. The private placement warrants, however, are non-redeemable so long as they are held by WLRS or its permitted transferees.  For additional information with respect to warrants, please read “Description of Capital Stock—Warrants.”

DESCRIPTION OF CAPITAL STOCK

The following summary of certain material provisions of our common stock and preferred stock does not purport to be complete. You should refer to our certificate of incorporation, as amended, and our amended and restated by-laws, which are included as exhibits to the registration statement of which this prospectus is a part. The summary below is also qualified by reference to the provisions of the Delaware General Corporation Law (“DGCL”).

Authorized and Outstanding Stock

Our certificate authorizes the issuance of 301,000,000 shares, consisting of 300,000,000 shares of common stock, $0.0001 par value per share and 1,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of our common stock are, and the shares of common stock issuable pursuant to the Merger Agreement will be, duly authorized, validly issued, fully paid and non-assessable. As of August 31, 2016, there were 89,286,936 shares of common stock outstanding, held of record by approximately 38 holders of common stock, one holder of units and one holder of warrants. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

Our certificate provides for two classes of common stock, common stock with voting rights and non-voting common stock.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Election of Directors

Our Board is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Founder Shares

The 12,506,250 Founder Shares originally issued to WLRS prior to the Company’s initial public offering were identical to the shares of common stock, and holders of Founder Shares have the same stockholder rights as public stockholders, except that the Founder Shares were subject to certain transfer restrictions. In connection with the Business Combination, WLRS transferred 4,816,383 Founder Shares to certain Private Placement Investors, transferred 30,000 Founder Shares to the Company’s prior independent directors and 3,554,240 Founder Shares to the Selling Equityholders by the Company.  Following the Business Combination, all of the Founder Shares (other than the Director Founder Shares and Founder Shares transferred to certain Private Placement Investors) are subject to the terms of the SHRRA and will continue to be subject to the underwriting agreement that the Company entered into with the underwriters at the time of our IPO (to the extent applicable). In addition, all of the Founder Shares (other than the Director Founder Shares) will be subject to the additional terms and restrictions set forth below.

Such Founder Shares shall be subject to forfeiture on the tenth anniversary of the consummation of the Business Combination unless:

•                  with respect to 50% of the Founder Shares, the last sale price of our common stock as quoted on NASDAQ equals or exceeds $12.50 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period; and

•                  with respect to the remaining 50% of the Founder Shares, the last sale price of our common stock equals or exceeds $15.00 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period; or

•                  the post-combination company completes a liquidation, merger, stock exchange or other similar transaction that results in all or substantially all of its stockholders having the right to exchange their shares of common stock for consideration in cash, securities or other property or any transaction involving a consolidation, merger, proxy contest, tender offer or similar transaction in which the post-combination company is the surviving entity which results in a change in the majority of our Board or management team or our post-combination stockholders immediately prior to such transaction ceasing to own a majority of the surviving entity immediately after such transaction (the “Earnout Trigger”).

Additionally, such Founder Shares will not participate in dividends or other distributions with respect to the shares prior to the above targets being met, whereupon the number of Founder Shares shall be entitled to all dividends and distributions paid on the common stock after the Business Combination as if they had been holders of record entitled to receive distributions on the applicable record date.

As a result of these restrictions, such Founder Shares may not be sold pursuant to this registration statement until the applicable targets set forth above have been met with respect to such shares.

None of the Director Founder Shares registered hereby may be transferred pursuant to this registration statement until the earlier of (i) one year after the completion of the Business Combination or (ii) (x) the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Business Combination, or (y) the date following the completion of the Business Combination on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Director Founder Share Transfer Trigger”).

Preferred Stock

Our certificate provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock, which could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Each warrant entitles the registered holder to purchase one-half of one share of our common stock at a price of $5.75 per half share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of our IPO or 30 days after the completion of our initial business combination. For example, if a warrant holder holds two warrants, such warrants are exercisable for one share of the company’s common stock. Warrants must be exercised for a whole share. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of common stock pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to satisfying our obligations described below with respect to registration. No warrant is exercisable for cash or on a cashless basis, and we are not obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant is not entitled to exercise such warrant and such warrant may have no value and expire without value. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for a unit solely for the share of common stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of the Business Combination or any initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares under blue sky laws.

Once the warrants become exercisable, we may call the warrants for redemption:

•                  in whole and not in part;

•                  at a price of $0.01 per warrant;

•                  upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•                  if, and only if, the last reported sale price of the common stock equals or exceeds $24.00 per share for any 20 trading days within a 30 trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $24.00 redemption trigger price as well as the $11.50 warrant exercise price (for whole shares) after the redemption notice is issued

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, WLRS and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock), multiplied by (ii) one minus the quotient of (x) the price per share of common stock paid in such rights offering, divided by (y) the fair market value. For these purposes (i) if the rights offering is for shares convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, shares or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with the Business Combination or any initial business combination, (d) as a result of the repurchase of shares of common stock by the company if the Business Combination or any initial business combination is presented to the stockholders of the company for approval or (e) in connection with the redemption of our public shares upon our failure to complete the Business Combination or any initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any shares or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other shares or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of shares, cash or other assets receivable upon such consolidation or merger, then the kind and amount of shares, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the company’s certificate or as a result of the repurchase of shares of common stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of common stock, the holder of a warrant will be entitled to receive the highest amount of cash, shares or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement pertaining to our IPO, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding warrants to make any change that adversely affects the interests of the registered holders of warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrants may be exercised only for a whole number of shares of common stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder. As a result, warrant holders not purchasing an even number of warrants must sell any odd number of warrants in order to obtain full value from the fractional interest that will not be issued.

Private Placement Shares

Pursuant to that certain Amended and Restated Securities Subscription Agreement, dated as of April 4, 2014, WLRS was granted the option to purchase, simultaneously with the consummation of an initial business combination, up to an additional 10,000,000 shares of common stock at a price of $10.00 per share. On June 6, 2016, WLRS purchased an additional 1,000,000 shares of common stock.

Registration Rights

The SHRRA

Concurrently with the execution of the Merger Agreement, we entered into the Stockholders Agreement (the “SHRRA”) with TPG and WLRS, which governs the rights and obligations of TPG and WLRS after the consummation of the Business Combination. Pursuant to the terms of the SHRRA, TPG and WLRS will be bound by restrictions on the transfer of their common stock through the first six months following the closing, and then, subject to any permitted underwritten offerings pursuant to the SHRRA and other permitted transfers, through the earlier of twelve months following the Business Combination or such time as TPG and WLRS no longer hold 50% of their initial ownership of common stock. Upon the consummation of Business Combination, TPG and WLRS are entitled to certain registration rights, including the right to initiate four underwritten offerings in any twelve-month period and unlimited piggyback registration rights, subject to customary black-out periods, priority and cutback provisions and other limitations as set forth in the SHRRA. The SHRRA also places certain restrictions on the transferability of shares of common stock held by the parties thereto.  For additional information relating to restrictions on the transferability of our common stock, please read “The Offering—Transfer Restrictions.”

Pursuant to the SHRRA, as promptly as practicable and in no event later than 15 days following Business Combination, we agreed to file with the SEC a shelf registration statement relating to the offer and sale of the Registrable Securities (as defined in SHRRA) owned by TPG and WLRS (and any permitted transferees) and to keep such shelf registration statement effective on a continuous basis until the date as of which all such Registrable Securities have been sold or another registration statement is filed under the Securities Act.

On June 6, 2016, we entered into Amendment No. 1 to the SHRRA (the “SHRRA Amendment”) with WLRS and Holdco. The SHRRA Amendment sets the expiration dates of the initial terms of the three classes of directors serving on the Board and amends the terms for determining how many director nominees certain shareholders may designate to be included in the slate of nominees recommended by the Board for election by excluding the number of shares that may be issued on exercise of warrants to purchase common stock that were issued in connection with the Company’s initial public offering from the beneficial ownership calculation which determines how many directors such shareholders may designate. Pursuant to the SHRRA Amendment, Holdco further consents to, and waives any further right to consent to pursuant to the SHRRA, any issuance of common stock or transfer by WLRS of any Founder Shares or any newly issued shares of common stock that WLRS will receive in exchange for a portion of its private placement warrants, to any Person contemplated pursuant to Schedule 5.10(c) of the Merger Agreement, including the investments by FPA, PWIMF and PWPI described herein.

On June 6, 2016, we entered into a subscription agreement with WLRS pursuant to which WLRS purchased an additional 1,000,000 shares of common stock. These shares have the same terms, conditions, transfer restrictions and registration rights as set forth under the SHRRA, but are not subject to the same restrictions imposed on Founder Shares therein.

FPA Registration Rights Agreement

On May 23, 2016, we entered into a Registration Rights Agreement with FPA on behalf of one or more clients (the “FPA RRA”). The FPA RRA provides that holders of the shares received in private placement, as well as founder shares and newly issued shares transferred by WLRS to the holders will be entitled to certain registration rights, including the right to initiate two underwritten offerings and shelf and piggyback registration rights with respect to such shares and any other shares of common stock permitted under the FPA RRA, subject to customary black-out periods, priority and cutback provisions and other limitations as set forth in the FPA RRA.

Advisors Registration Rights Agreement

On June 9, 2016, we entered into a Registration Rights Agreement with certain of our advisors (the “Advisors) pursuant to which the Advisors will be entitled to shelf registration rights with respect to the shares received pursuant to the respective subscription agreements between the Company and each of the Advisors.

Subscription Agreements and Commitment Agreements - Registration Rights

On May 6, 2016, in connection with a private placement, we entered into a Subscription Agreement with certain affiliates of Massachusetts Financial Services Company (“MFS”) pursuant to which the Company granted shelf registration rights to MFS with respect to shares of common stock issued in the private placement.

On May 9, 2016, in connection with a private placement, we entered into a Subscription Agreement with certain affiliates of FMR LLC (“Fidelity”) pursuant to which the Company granted shelf registration rights to Fidelity with respect to shares of common stock issued in the private placement.

On June 6, 2016, in connection the consummation of the Business Combination, we entered into a commitment agreement with certain clients of FPA pursuant to which the Company granted shelf registration rights to FPA with respect to additional shares of common stock transferred by WLRS to FPA.

On June 6, 2016, in connection with the consummation of the Business Combination, we entered into commitment agreements with PWPI and PWIMF (the “Park West Commitment Agreements”) pursuant to which the Company granted shelf registration rights to PWPI and PWIMF with respect to shares of common stock transferred by WLRS to FPA and piggyback registration rights with respect to such shares, subject to customary black-out periods, priority and cutback provisions and other limitations as set forth in the FPA RRA.

On June 6, 2016, in connection with a private placement, we entered into a subscription agreement with Skadden pursuant to which the Company granted shelf registration rights to Skadden with respect to shares of common stock issued in the private placement.

On June 6, 2016, in connection with a private placement, we entered into a subscription agreement with K&E pursuant to which the Company granted shelf registration rights to K&E with respect to shares of common stock issued in the private placement.

On June 6, 2016, in connection with a private placement, we entered into a registration rights agreement with the Company’s financial advisors pursuant to which the Company granted shelf registration rights to the Company’s financial advisors with respect to shares of common stock issued in the private placement.

Dividends

We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of our Board at such time. In addition, our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Certain Anti-Takeover Provisions of Delaware Law

We are not subject to the provisions of Section 203 of the DGCL.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell such shares, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of:

•                  1% of the total number of shares of common stock then outstanding or

•                  the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•                  the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•                  the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•                  the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•                  at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this prospectus, we had 89,286,936 shares of common stock outstanding. Of these shares, 18,136,953 shares sold in our initial public offering are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 71,085,465 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

As of the date of this prospectus, there are a total of 50,025,000 warrants to purchase shares of our common stock outstanding. Each warrant is exercisable for one-half share of common stock. As of the date of this prospectus, there are a total of 5,654,960 Excess Shares that may be issued by the Company in the future to fund Deferred Cash Consideration payable to Selling Equityholders.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Listing of Securities

Our common stock is listed and traded on NASDAQ under the symbol “NXEO.”

LEGAL MATTERS

Vinson & Elkins, L.L.P. will pass upon the validity of the shares covered by this prospectus. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The financial statements of WL Ross Holding Corp. as of December 31, 2015 and 2014, and for the year ended December 31, 2015 and for the period from March 24, 2014 (inception) to December 31, 2014, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audited consolidated historical financial statements of Nexeo Solutions Holdings, LLC and its subsidiaries at September 30, 2015 and 2014 and for each of the three years ended September 30, 2015, incorporated by reference in Nexeo Solution, Inc.’s Current Report on Form 8-K dated June 15, 2016 have been so incorporated by reference into this prospectus, and have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of CSD as of January 31, 2013 and 2012 and for the fiscal years ended January 31, 2013, 2012 and 2011, together with the independent auditors’ report of Hereford, Lynch, Sellars & Kirkham, P.C. (“HLSK”) with respect thereto, the financial statements of ST Laboratories Group, LLC (“ST Laboratories”) as of December 31, 2012, 2011 and 2010 and for the years ended December 31, 2012, 2011 and the period from inception (May 1, 2010) to December 31, 2010, together with the independent auditors’ report of HLSK with respect thereto, and the financial statements of STX Freight Company (“STX Freight”) as of December 31, 2012, 2011 and 2010 and for the years ended December 31, 2012, 2011 and 2010, together with the independent auditors’ report of HLSK with respect thereto, have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, including the shares, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our corporate website at www.nexeosolutions.com. Information on our website does not constitute part of this prospectus. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” into this prospectus documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.

In particular, we incorporate by reference into this prospectus the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing and prior to effectiveness of the registration statement that contains this prospectus and prior to the time that all the shares offered by this prospectus have been sold by the selling stockholders as described in this prospectus (other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules) or such registration statement has been withdrawn:

•                                          our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including information specifically incorporated by reference into such Annual Report on Form 10-K from our Definitive Proxy Statement filed on January 14, 2016;

•                  our Quarterly Report on Form 10-Q for the quarters ended March 31, 2016, filed on May 10, 2016 and June 30, 2016, filed on August 9, 2016;

•                  our Current Reports on Forms 8-K or 8-K/A filed on January 7, 2016, February 12, 2016, March 21, 2016, March 22, 2016, April 5, 2016, May 11, 2016, May 24, 2016, June 7, 2016, June 8, 2016, June 9, 2016, June 15, 2016 (two reports), August 9, 2016 and August 30, 2016;

•                  the description of our common stock set forth in our registration statement on Form 8-A filed on June 4, 2014 pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating that description.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the registration statement, the above filings and any future filings that are incorporated by reference into this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address:

Nexeo Solutions, Inc.
3 Waterway Square Place #1000
The Woodlands, TX 77380
(281) 297-0700

99,658,198 Shares

Nexeo Solutions, Inc.

Common Stock

PROSPECTUS

September 1, 2016